      As filed with the Securities and Exchange Commission on June 16, 2004
                                                  REGISTRATION No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under

                           THE SECURITIES ACT OF 1933

                           WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)
                         ------------------------------

        LOUISIANA                                      6711                            72-6017893
(State or other jurisdiction of              (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)               Classification Code Number)           Identification No.)

                          -----------------------------
                             228 St. Charles Avenue
                          New Orleans, Louisiana 70130
                                 (504) 586-7272
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

    Joseph S. Schwertz, Jr., Esq.
        Corporate Secretary                           Copies to:                        Copies to:
     Whitney Holding Corporation             Patrick J. Butler, Jr., Esq.         A. George Igler, Esq.
   228 St. Charles Ave. - Room 626              Phelps Dunbar, L.L.P.            Igler & Dougherty, P.A.
       New Orleans, LA 70130                 365 Canal Street, Suite 2000         1501 East Park Avenue
           (504) 586-3474                        New Orleans, LA 70130            Tallahassee, FL  32301
(Name, address, including zip code, and
  telephone number, including area
     code, of agent for service)

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF
                          THE SECURITIES TO THE PUBLIC:
      Upon submission of the Plan of Merger described in this Registration
       Statement for the vote of shareholders of Madison BancShares, Inc.

                         ------------------------------

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

                      -------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                               PROPOSED               PROPOSED
                                         AMOUNT                MAXIMUM                 MAXIMUM               AMOUNT OF
  TITLE OF EACH CLASS OF                 TO BE              OFFERING PRICE            AGGREGATE             REGISTRATION
SECURITIES TO BE REGISTERED           REGISTERED(1)            PER SHARE           OFFERING PRICE(2)            FEE
---------------------------           -------------            ---------           -----------------            ---
Common stock, no par value           997,147 shares         Not applicable         $     42,967,379         $      5,444

(1) This amount is based upon the number of shares of common stock anticipated to be issued upon the consummation of the merger described in this Registration Statement, and is based on the average of the high and low prices per share on June 10, 2004 of Whitney Holding Corporation common stock, no par value, as reported on The NASDAQ Stock Market. There is also registered hereby a currently indeterminate number of additional shares that may be issued in the transaction described herein under certain circumstances.

(2) Calculated in accordance with Rule 457(f)(l) based on the average of the high and low prices per share on June 10, 2004 of Madison BancShares, Inc. common stock, par value $0.008 per share, as reported on The NASDAQ SmallCap Market. Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by the registrant in the transaction has been deducted from the value of the securities to be received by the registrant or cancelled in the transaction.

                     --------------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                            MADSION BANCSHARES, INC.
                       2122 PALM HARBOR BOULEVARD, UNIT A
                           PALM HARBOR, FLORIDA 34683

                                __________, 2004

Dear Shareholder:

      We cordially invite you to attend a Special Meeting of Shareholders of Madison BancShares, Inc., to be held at our corporate headquarters, 2122 Palm Harbor Boulevard, Unit A, Palm Harbor, Florida, on Tuesday, August 17, 2004 at 10:00 a.m. local time.

      The purpose of the meeting is to consider and vote on (a) an award of 400 shares of Madison BancShares common stock to each of the five nonemployee directors of Madison BancShares in lieu of the payment of $300 per month of cash directors fees pursuant to a compensation policy the board adopted in 2002 and
(b) a merger agreement pursuant to which Madison BancShares would merge into Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130, and Madison Bank would, in due course, merge into Whitney National Bank. If the merger is completed, each share of Madison BancShares stock you hold will be exchanged for either (1) $29.89 in cash, (2) a number of shares of Whitney common stock having a calculated value of $29.89, or (3) a combination consisting of cash for 35% of your stock and shares of Whitney common stock for 65% of your stock. These amounts are subject to adjustment as described in the proxy statement-prospectus. You will be asked to elect your form of payment. Regardless of your election, however, in the aggregate 65% of the shares of Madison BancShares stock will be converted into Whitney common stock and 35% of the shares of Madison BancShares stock will be converted into cash. As a result, your election may be redesignated as described in the proxy statement-prospectus. We encourage you to read the entire proxy statement-prospectus, which contains additional important information about the stock award and the merger.

      Whitney's common stock is quoted on The NASDAQ Stock Market under the symbol "WTNY." Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Madison BancShares common stock. If the stock award to Madison BancShares' nonemployee directors is approved, the directors receiving that award will participate in the merger consideration, if the merger is approved, but the award will have no effect on the merger consideration to our remaining shareholders. If the stock award is not approved, nonemployee directors will receive the cash value of the shares of that stock as of the date of the award. Approval of the stock award requires the affirmative vote of a majority of the shares present in person or by proxy at the special meeting.

      The board of directors has unanimously approved the stock award and has also unanimously approved the merger agreement as being in Madison BancShares' shareholders' best interests. Hovde Financial LLC, an investment banking firm experienced in the valuation of banking institutions, has delivered its opinion to your board that the consideration you will receive in the merger is fair from a financial point of view. For the merger to be completed, Madison BancShares and Whitney must also receive an opinion that the merger will qualify as a tax-free reorganization for federal income tax purposes.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE STOCK AWARD AND THE MERGER AGREEMENT AND URGES YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO MAKE SURE THAT YOUR VOTE IS COUNTED. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.

                                           Very truly yours,

                                           Robert B. McGivney, President

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE WHITNEY COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF WHITNEY COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT OBLIGATIONS OF OR GUARANTEED BY WHITNEY OR ITS SUBSIDIARIES. THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

      MADISON BANCSHARES' SHAREHOLDERS HAVE APPRAISAL RIGHTS UNDER FLORIDA LAW. SEE "APPRAISAL RIGHTS" ON PAGES 52-55 OF THE PROXY STATEMENT-PROSPECTUS. YOU SHOULD ALSO READ THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 14 OF THE PROXY STATEMENT-PROSPECTUS.

      This proxy statement-prospectus is dated ____________________, 2004 and is first being mailed to Madison BancShares' shareholders on or about , __________________ 2004.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

      This proxy statement-prospectus incorporates important business and financial information that is not included in, or delivered with, this document. This information is described on page 56 under "Information About Whitney -- Incorporation of Documents by Reference" and on page 56 under "Information About Madison BancShares -- Incorporation of Documents by Reference." The information is available without charge to shareholders upon written or verbal request. Shareholders should contact, as applicable, either:

Investor Relations                         Madison BancShares, Inc.
Whitney Holding Corporation                Martin W. Gladysz
228 St. Charles Avenue                     2122 Palm Harbor Boulevard, Unit A
New Orleans, Louisiana  70130              Palm Harbor, Florida  34683
Telephone:  (504) 586-3627                 Telephone:  (727) 786-3888
Email: investor.relations@whitneybank.com  Email: Marty.gladysz@Madison-bank.com

      IN ORDER TO OBTAIN TIMELY COPIES OF SUCH INFORMATION FREE OF CHARGE YOU MUST REQUEST THE INFORMATION NO LATER THAN __________, 2004.

                      ANNUAL MEETING SHAREHOLDER PROPOSALS

      Madison BancShares will hold its 2005 annual meeting only if the merger is not consummated. In order to be eligible for inclusion in the Madison BancShares proxy materials for the 2005 Annual Meeting of Shareholders, a shareholder proposal to take action at that meeting must be received at Madison BancShares' corporate headquarters at 2122 Palm Harbor Blvd., Unit A, Palm Harbor, Florida 34683 on or before December 28, 2004. To be included in the proxy materials, proposals must comply with the Securities and Exchange Commission's proxy rules, as provided in 17 C.F.R. Section 240.14(a).

                            MADISON BANCSHARES, INC.
                       2122 Palm Harbor Boulevard, Unit A
                           Palm Harbor, Florida 34683

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 17, 2004

To the Holders of Common Stock of Madison BancShares, Inc.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Madison BancShares, Inc. will be held at the corporate headquarters of Madison BancShares, 2122 Palm Harbor Boulevard, Unit A, Palm Harbor, Florida, on Tuesday, August 17, 2004 at 10:00 a.m., local time, for the following purposes:

      1. To consider and vote upon the award of 400 shares of Madison BancShares common stock to each of the five nonemployee directors of Madison BancShares approved by the board of directors on December 16, 2003 in lieu of the payment of $300 per month of cash directors fees.

      2. To consider and vote on an Agreement and Plan of Merger dated March 19, 2004 among Whitney Holding Corporation, Whitney National Bank, Madison BancShares, Inc. and Madison Bank, a copy of which is attached to the accompanying proxy statement-prospectus as Appendix A and incorporated into this notice by reference. If the merger agreement is approved, Madison BancShares, Inc. will be merged into Whitney Holding Corporation and, in due course, Madison Bank will be merged into Whitney National Bank.

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

      Only shareholders of record at the close of business on ________ 2004 are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting. Shareholders asserting appraisal rights with respect to the merger who comply with the procedural requirements of Sections 1301-1333 of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. A copy of Sections 1301-1333 of the Florida Business Corporation Act accompanies this notice.

      You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy and to return it promptly.

By order of the Board of Directors

                                           _____________________________________
                                           President and Chief Executive Officer

Palm Harbor, Florida

___________, 2004

                                    IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO MADISON BANCSHARES' SECRETARY, OR BY FILING A PROPERLY EXECUTED PROXY OF A LATER DATE WITH MADISON BANCSHARES' SECRETARY, AT OR BEFORE THE MEETING. YOU MAY ALSO REVOKE YOUR PROXY BY ATTENDING AND VOTING YOUR SHARES IN PERSON AT THE MEETING.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS...........................................................................       1

WHO CAN HELP ANSWER YOUR QUESTIONS..............................................................       2

SUMMARY.........................................................................................       3

    INFORMATION ABOUT THE SHAREHOLDERS' MEETING.................................................       3
    PROPOSED STOCK AWARDS TO NONEMPLOYEE DIRECTORS OF MADISON BANCSHARES........................       3
    THE MERGER..................................................................................       3
    WHAT YOU WILL RECEIVE IN THE MERGER.........................................................       4
    MANAGEMENT AND OPERATIONS AFTER THE MERGER..................................................       5
    YOUR BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER.......................       6
    BASIS FOR THE TERMS OF THE MERGER...........................................................       6
    OPINION OF MADISON BANCSHARES' FINANCIAL ADVISOR............................................       6
    QUORUM AND VOTE REQUIRED AT THE MEETING.....................................................       7
    CONDITIONS TO THE MERGER AND AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT...............       7
    TERMINATION FEE.............................................................................       8
    REGULATORY APPROVALS........................................................................       8
    INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS.................       9
    EMPLOYEE BENEFITS OF MADISON BANCSHARES EMPLOYEES AFTER THE MERGER..........................       9
    MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......................................      09
    APPRAISAL RIGHTS YOU WILL HAVE AS A RESULT OF THE MERGER....................................      10
    DIFFERENCES IN RIGHTS OF MADISON BANCSHARES SHAREHOLDERS AFTER THE MERGER...................      10
    SELECTED FINANCIAL INFORMATION OF WHITNEY...................................................      10
    SELECTED FINANCIAL INFORMATION OF MADISON BANCSHARES........................................      11
    COMPARATIVE PER SHARE DATA..................................................................      13
    COMPARATIVE STOCK PRICES....................................................................      14

RISK FACTORS....................................................................................      14

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.................................................      15

THE PARTIES TO THE MERGER.......................................................................      16

    WHITNEY HOLDING CORPORATION.................................................................      16
    MADISON BANCSHARES..........................................................................      17

MEETING INFORMATION.............................................................................      17

    SOLICITATION AND REVOCATION OF PROXIES......................................................      18
    RECORD DATE; QUORUM AND VOTE REQUIRED.......................................................      19
    RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MADISON BANCSHARES.............................      20

PROPOSAL REGARDING STOCK AWARDS TO NONEMPLOYEE DIRECTORS........................................      20

PROPOSED MERGER.................................................................................      22

    GENERAL.....................................................................................      22
    BACKGROUND OF THE MERGER....................................................................      22
    REASONS FOR THE MERGER......................................................................      23
    OPINION OF HOVDE FINANCIAL LLC..............................................................      26

TERMS OF THE MERGER.............................................................................      33

    GENERAL.....................................................................................      33

    CONSIDERATION TO BE PAID TO MADISON BANCSHARES SHAREHOLDERS.................................      33
    SURRENDER AND EXCHANGE OF STOCK CERTIFICATES................................................      37
    PAYMENT OF EXPENSES RELATING TO THE MERGER..................................................      38
    CONDITIONS TO THE MERGER; WAIVER OF THOSE CONDITIONS........................................      39
    REGULATORY AND OTHER REQUIRED APPROVALS.....................................................      40
    BUSINESS OF MADISON BANCSHARES PENDING THE MERGER...........................................      42
    TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE........................................      43
    REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT......................................      44
    CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS...............................................      45
    INTERESTS OF CERTAIN PERSONS IN THE MERGER..................................................      49
    MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......................................      50
    ACCOUNTING TREATMENT OF THE MERGER..........................................................      52
    RESALE OF WHITNEY COMMON STOCK..............................................................      52

APPRAISAL RIGHTS................................................................................      52

INFORMATION ABOUT WHITNEY.......................................................................      55

    GENERAL.....................................................................................      55
    GENERAL.....................................................................................      55
    MARKET PRICES OF AND DIVIDENDS DECLARED ON WHITNEY COMMON STOCK.............................      56
    INCORPORATION OF DOCUMENTS BY REFERENCE.....................................................      56

INFORMATION ABOUT MADISON BANCSHARES............................................................      57

    GENERAL.....................................................................................      57
    MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS....................................      58
    INCORPORATION OF DOCUMENTS BY REFERENCE.....................................................      59

OTHER MATTERS...................................................................................      60

LEGAL MATTERS...................................................................................      60

EXPERTS.........................................................................................      60

IMPORTANT NOTICE FOR MADISON BANCSHARES' SHAREHOLDERS...........................................      61

WHERE TO OBTAIN ADDITIONAL INFORMATION..........................................................      62

   APPENDIX A  AGREEMENT AND PLAN OF MERGER AMONG WHITNEY HOLDING CORPORATION,
               WHITNEY NATIONAL BANK, MADISON BANCSHARES, INC. AND MADISON BANK

   APPENDIX B  FAIRNESS OPINION OF HOVDE FINANCIAL LLC

   APPENDIX C  FULL TEXT OF SECTIONS 1301-1333 OF THE FLORIDA BUSINESS
               CORPORATION ACT

                              QUESTIONS AND ANSWERS

Q.    WHAT AM I BEING ASKED TO VOTE UPON?

A. You are being asked to approve (a) an award of 400 shares of Madison BancShares common stock to each of the five nonemployee directors of Madison BancShares, which was approved by the board on December 16, 2003 in lieu of the payment of $300 per month of cash directors fees and (b) the merger agreement, which provides for the merger of Madison BancShares, Inc. into Whitney Holding Corporation.

Q.    WHAT SHOULD I DO NOW?

A. Just indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting.

      NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the stock award to Madison BancShares' nonemployee directors and in favor of the proposal to approve and adopt the merger agreement. Failure to either sign and send in your proxy card or attend and vote at the meeting will have the same effect as voting your shares against the merger, and your shares will not be counted as present at the meeting for purposes of the vote on the stock award.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares of stock on the stock award and the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger, and your shares will not be counted as present at the meeting for purposes of the vote on the stock award.

Q.    SHOULD I SEND IN MY MADISON BANCSHARES STOCK CERTIFICATES NOW?

A. No. If the merger is completed, we will send all Madison BancShares shareholders written instructions for exchanging Madison BancShares common stock certificates for the applicable merger consideration.

Q.    WHAT WILL I RECEIVE IN EXCHANGE FOR MY MADISON BANCSHARES STOCK IN THE
      MERGER?

A. In the merger, your shares of Madison BancShares common stock will be converted into the right to receive either (i) $29.89 per share in cash, (ii) a number of shares of Whitney common stock having a calculated value of $29.89 per share of your stock, or (iii) a combination consisting of cash for 35% of your stock and shares of Whitney common stock for 65% of your stock. Cash will be paid in lieu of fractional shares of Whitney stock.

Q.    CAN I ELECT THE TYPE OF CONSIDERATION I WILL RECEIVE IN THE MERGER?

A. Yes. Subject to the redesignation and adjustment procedures described in this proxy statement-prospectus, you may elect to receive all cash, all shares of Whitney common stock, or a combination of 35% cash and 65% Whitney common stock. The merger agreement provides that 65% of the aggregate outstanding shares of Madison BancShares common stock (subject to certain exceptions) will be converted into the right to receive shares of Whitney common stock and 35% of such shares will be converted into the right to receive cash. See "Terms of the Merger -- Consideration to be Paid to Madison BancShares Shareholders."

Q.    HOW DO I ELECT THE FORM OF CONSIDERATION I PREFER TO RECEIVE?

A. A form of election will be mailed to you separately from this proxy statement-prospectus. If your shares of Madison BancShares common stock are registered in your own name, complete and sign the form of election and send it to Whitney either by mail at Investor Relations, Whitney Holding Corporation, P.O. Box 61260, New Orleans, Louisiana 70161-1260, or by hand or courier delivery to Mrs. Shirley N. Fremin, Investor Relations, Whitney Holding Corporation, Suite 615, 228 St. Charles Avenue, New Orleans, Louisiana 70130. If your shares of Madison BancShares common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit the form of election on your behalf.

Q.    IS THERE A DEADLINE FOR MAKING AN ELECTION?

A. Yes. Your completed election form must be received by Whitney not later than 5:00 p.m. central time on the fifth business day immediately prior to the closing date of the merger.

Q. WHAT IF I DO NOT SEND AN ELECTION FORM, IT IS NOT RECEIVED BEFORE THE DEADLINE OR I IMPROPERLY COMPLETE OR SIGN MY ELECTION FORM?

A. If Whitney does not receive from you a properly completed and signed election form before the deadline, then it will be assumed that you have elected to receive a combination of cash for 35% of your shares of Madison BancShares common stock and Whitney common stock for the remaining 65% of your shares of Madison BancShares common stock.

Q.    AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A. Yes. If you wish, you may exercise appraisal rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the "fair value" of your shares under Florida law. To exercise appraisal rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Florida law summarized under the heading "Appraisal Rights" in this proxy statement-prospectus. The "fair value" of your shares may be more or less than the consideration to be paid in merger. We have included a copy of the applicable provisions of Florida law as Appendix C to this proxy statement-prospectus.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

      If you would like additional copies of this document, or if you would like to ask any questions about the merger, you should contact: Martin W. Gladysz, Madison BancShares, Inc., 2122 Palm Harbor Boulevard, Unit A, Palm Harbor, Florida 34683, telephone: (727) 786-3888.

                                     SUMMARY

      We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the stock award to Madison BancShares' nonemployee directors, the merger and the issuance of cash and shares of Whitney common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. We urge you to read all of these documents in their entirety prior to voting at the special meeting of Madison BancShares.

INFORMATION ABOUT THE SHAREHOLDERS' MEETING

      A special meeting of the shareholders of Madison BancShares will be held on Tuesday, August 17, 2004, at 10:00 a.m., local time. The meeting will be held at the corporate headquarters of Madison BancShares, 2122 Palm Harbor Boulevard, Unit A, Palm Harbor, Florida. At the meeting, you, the shareholders of Madison BancShares, will vote on the merger agreement and the stock awards to Madison BancShares' nonemployee directors described in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the third quarter of 2004. If the stock awards to Madison BancShares' nonemployee directors are not approved at the meeting, those directors would receive a cash payment in lieu of those shares equal to the value of the shares on January 1, 2004, the effective date of the award.

PROPOSED STOCK AWARDS TO NONEMPLOYEE DIRECTORS OF MADISON BANCSHARES

      On December 16, 2003, the Madison BancShares board of directors approved, effective January 1, 2004, the award of 400 shares of Madison BancShares common stock as partial compensation to each nonemployee director for services as a director in 2004. Under the provision of the Sarbanes-Oxley Act of 2002, this award must be approved by the shareholders of Madison BancShares. Approval requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting. Nonapproval of this proposal will have the effect described in the preceding paragraph. The board of directors of Madison BancShares unanimously recommends that you vote FOR approval of these stock awards. See "Proposal Regarding Stock Awards to Nonemployee Directors."

THE MERGER

      Under the terms of the merger agreement, Madison BancShares will be merged into Whitney Holding Corporation. After the merger, Whitney Holding Corporation will be the surviving corporation and will continue its corporate existence under Louisiana law. The merger agreement is attached to this document as Appendix A and is incorporated in this proxy statement-prospectus by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER

      The merger agreement provides that each share of Madison BancShares common stock issued and outstanding at the effective time of the merger, other than treasury shares, shares owned by Whitney or any of the subsidiaries of Whitney or Madison Bank (other than in a fiduciary capacity) or shares owned by any person who has perfected appraisal rights under Florida law with respect to shares of Madison BancShares common stock, will be converted on the closing date of the merger into the right to receive the merger consideration. The merger consideration payable to each holder of Madison BancShares stock is either:

      - for each share of Madison BancShares common stock held, cash in an amount equal to $29.89, without interest;

      - for each share of Madison BancShares common stock held, a number of shares of Whitney common stock equal to $29.89 divided by the "average market price" of Whitney stock; or

      - the foregoing cash consideration for 35% of such holder's shares of Madison BancShares common stock and the foregoing stock consideration for 65% of such holder's shares of Madison BancShares common stock.

The "average market price" means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day before the effective date of the merger, but in no event more than $46.67 or less than $36.67. Since the number of Whitney shares to be issued in the merger is based on the average market price of Whitney common stock during a period prior to closing, the actual value of the shares of Whitney common stock that Madison BancShares shareholders will receive may be more or less than the average market price of those shares calculated in accordance with the merger agreement.

      Subject to the redesignation and adjustment procedures described below, as a holder of record of shares of Madison BancShares common stock, you may elect to receive all cash, all shares of Whitney common stock or the combination of cash and Whitney common stock described above as consideration in exchange for your shares of Madison BancShares common stock. You will not receive any fractional shares of Whitney common stock if you elect to receive all or a portion of the merger consideration as shares of Whitney common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Whitney common stock otherwise issuable upon conversion, multiplied by the "average market price" described in the preceding paragraph.

      A form of election will be mailed to you separately from this proxy statement-prospectus. If your shares of Madison BancShares common stock are registered in your own name, you must complete and sign the form of election and send it to Whitney either by mail at Investor Relations, Whitney Holding Corporation, P.O. Box 61260, New Orleans, Louisiana 70161-1260, or by hand or courier delivery to Mrs. Shirley N. Fremin, Investor Relations, Whitney Holding Corporation, Suite 615, 228 St. Charles Avenue, New Orleans, Louisiana 70130. If your shares of Madison BancShares common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have the nominee or other representative submit the form of election on your behalf. The form of election must be received by Whitney not later than 5:00 p.m. central time on the fifth business day immediately prior to the closing date of the merger.

      The merger agreement contains redesignation procedures that may affect your election. Under the merger agreement, the number of shares of Madison BancShares common stock to be converted into the right to receive cash must be 35% of the total number of shares of Madison BancShares common stock outstanding immediately prior to the effective time of the merger, and the number of shares of Madison BancShares common stock to be converted into the right to receive shares of Whitney common stock must be 65% of the total number of shares of Madison BancShares common stock outstanding immediately prior to the effective time of the merger. Treasury shares, shares held by Whitney or Madison BancShares or their subsidiaries and shares as to which appraisal rights are exercised are excluded from this calculation.

      If the aggregate elections result in a different percentage of cash and Whitney stock to be issued in the merger, the shares of Madison BancShares stock as to which a cash election or a stock election has been made will be redesignated on a pro rata basis into a combination of shares to be converted into cash and shares to be converted into Whitney stock such that the 65% stock/35% cash ratio is achieved for the aggregate merger consideration.

      If Whitney does not receive from you a properly completed election form on or before the fifth business day immediately prior to the closing date of the merger, then it will be assumed that you have elected to receive a combination of cash for 35% of your shares of Madison BancShares common stock and Whitney common stock for the remaining 65% of your shares of Madison BancShares common stock. That assumption will be binding on you.

      Whitney is not required to consummate the merger if all currently outstanding options to acquire Madison BancShares common stock are not, prior to closing, either exercised in accordance with their terms or terminated with the agreement of the holder in exchange for a cash payment not greater than $29.89 per share less the applicable per share exercise price. If Whitney in its sole discretion chooses to waive this condition, any remaining outstanding Madison BancShares stock options will be converted at the effective time of the merger into options to acquire shares of Whitney common stock as if the holders had elected to receive all of the merger consideration in the form of Whitney common stock. Any such deemed election will not be redesignated as a part stock-part cash election.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

      -     Madison BancShares will cease to exist after the merger.

      - The business of Madison BancShares will be conducted through Whitney after the merger.

      - Madison Bank will merge into Whitney National Bank, although Whitney has the right to delay the bank merger for up to one year.

      - No current Madison BancShares directors will be appointed as directors of Whitney.

YOUR BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER

      The board of directors of Madison BancShares has unanimously approved the merger agreement and believes that the merger is in the best interests of Madison BancShares shareholders. The board unanimously recommends that you vote FOR approval of the merger agreement.

BASIS FOR THE TERMS OF THE MERGER

      Madison BancShares' directors considered a number of factors in approving the terms of the merger, including:

      -     the financial terms of the merger;

      - information concerning the financial condition, results of operations and prospects of Whitney and Madison BancShares;

      - the professional evaluation by Hovde Financial LLC of the economic fairness of the price to be paid to Madison BancShares' shareholders;

      - the anticipated tax-free nature of the merger to Madison BancShares' shareholders for federal income tax purposes;

      - the financial terms of other recent business combinations in the banking industry; and

      - the merger's potential effect on constituencies that Madison Bank serves, including its customers, employees and community.

OPINION OF MADISON BANCSHARES' FINANCIAL ADVISOR

      Hovde Financial LLC, an investment banking and financial advisory firm, has given an opinion to the Madison BancShares board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of Madison BancShares. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Hovde Financial LLC considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all Madison BancShares shareholders to read the entire opinion, which describes the procedures followed, matters considered and limitations on the reviews undertaken by Hovde Financial LLC.

QUORUM AND VOTE REQUIRED AT THE MEETING

      Shareholders who own Madison BancShares common stock at the close of business on ____________, 2004 will be entitled to vote at the meeting. A majority of the issued and outstanding shares of Madison BancShares common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

      Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Madison BancShares common stock. Approval of the stock awards to nonemployee directors of Madison BancShares requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting.

      As of the record date for the meeting, directors and executive officers of Madison BancShares have or share voting or dispositive power over approximately 36.5% of the issued and outstanding Madison BancShares common stock. These individuals have agreed with Whitney that they will vote the stock over which they have voting power in favor of the merger agreement.

CONDITIONS TO THE MERGER AND AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

            The following are among the conditions that must be met in order for the merger to be consummated:

      - Madison BancShares' shareholders must approve of the merger agreement by the required vote;

      - the Federal Reserve Board and any other applicable governmental authorities must approve the merger without imposing conditions to approval that are unacceptable to Whitney;

      -     the merger must qualify as a tax-free reorganization;

      - Hovde Financial LLC must confirm its fairness opinion to Madison BancShares as of the date of the meeting;

      - Whitney must receive from Robert McGivney and David Paetzold satisfactory business protection (noncompetition) agreements and termination agreements terminating all of their employment related agreements with Madison BancShares and Madison Bank (see "Terms of the Merger -- Interests of Certain Persons in the Merger");

      - all outstanding Madison BancShares stock options must either be exercised in accordance with their terms or terminated by the holders thereof for a per share cash payment not to exceed $29.89 less the exercise price, and Madison BancShares' directors and shareholders must take all action necessary to amend and terminate Madison BancShares' stock option plans;

      - Madison BancShares' prior grant of 400 shares of Madison BancShares common stock to nonemployee directors must be approved by shareholders or rescinded with an equivalent cash payment in lieu of such grant;

      - the average closing price for Whitney common stock on the 20 trading days preceding the fifth trading day before the merger must not be more than $51.67 or less than $31.67; and

      -     additional conditions customary in transactions of this type.

            Nearly all of the conditions to consummation of the merger may be waived at any time by the party for whose benefit they were created. The merger agreement provides that the conditions regarding shareholder and regulatory approvals, the continued effectiveness of Whitney's registration statement and the fairness opinion confirmation may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties' boards of directors must approve any material amendments. Any material change to the merger agreement after the meeting may require a re-solicitation of votes from Madison BancShares' shareholders. In addition, the merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. See "Terms of the Merger -- Termination of the Merger Agreement; Termination Fee."

TERMINATION FEE

      Madison BancShares (or its successor) must pay to Whitney a termination fee of $3,300,000 if Whitney terminates the merger agreement because Madison BancShares' board withdraws or changes its recommendation of the merger agreement or recommends or approves an acquisition transaction other than the Whitney merger, or if Madison BancShares terminates the merger agreement because it has received an offer for such an acquisition transaction.

REGULATORY APPROVALS

      Under the merger agreement, Whitney and Madison BancShares have agreed to cooperate and use all commercially reasonable efforts to procure all necessary consents and approvals for the merger, including governmental consents and approvals. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. The merger of Madison Bank into Whitney National Bank requires the approval of the Office of the Comptroller of the Currency. All regulatory applications and notices required to be filed prior to the merger have been filed. Whitney and Madison BancShares contemplate that they will complete the merger in the third quarter of 2004, if all approvals are received.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS

      The executive officers and directors of Madison BancShares have interests in the merger that are in addition to their interests as shareholders of Madison BancShares. These interests include, among others:

      - the continued employment of the executive officers by Whitney after the merger;

      -     the continuation of employee benefits;

      - provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Madison BancShares for certain liabilities;

      - payments of $715,000 and $227,500 to be made at closing to Robert B. McGivney and David Paetzold, respectively, in connection with the termination of their employment agreements with Madison BancShares and Madison Bank and entry into noncompetition agreements with Whitney;

      - payment of $35,000 to Melvin S. Cutler for services to Whitney as an employee during a transition period of six months following the merger, together with, among other things, the right to use his current office, pool secretary, vehicle and cellular phone for that period;

      - the acceleration of vesting of certain options held by directors and executive officers of Madison BancShares.

      These interests are more fully described in this proxy statement-prospectus under the heading "Terms of the Merger -- Interests of Certain Persons in the Merger."

EMPLOYEE BENEFITS OF MADISON BANCSHARES EMPLOYEES AFTER THE MERGER

      Whitney has agreed to offer to all former Madison BancShares employees who become Whitney employees the same employee benefits as those offered by Whitney to its employees in similar positions. Whitney will also give Madison BancShares employees full credit for their years of service with Madison BancShares, for both eligibility and vesting, except that prior service credit will not be considered in determining future benefits under Whitney's or Whitney National Bank's defined benefit pension plan or post-retirement medical plan.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      Madison BancShares shareholders who receive only Whitney common stock in exchange for their Madison BancShares stock will generally recognize no gain or loss for federal income tax purposes except to the extent of cash received in lieu of any fractional share. However, a holder of Madison BancShares common stock may recognize gain, but not loss, if his or her Madison BancShares shares are exchanged for a combination of Whitney shares and cash. The amount of such gain will not exceed the amount of cash received in the merger. Any Madison BancShares shareholder who perfects appraisal rights under Florida law, as described in the next section, or who receives only cash, will be taxed on the cash received for his or her Madison BancShares stock. See "Terms of the Merger -- Material Federal Income Tax Consequences of the Merger" for a more detailed discussion of the tax consequences of the merger.

      Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

APPRAISAL RIGHTS YOU WILL HAVE AS A RESULT OF THE MERGER

      If the merger is completed, those Madison BancShares shareholders who do not vote for the merger and who follow certain procedures described in this proxy statement-prospectus will be entitled to exercise appraisal rights and receive the "fair value" of their shares in cash under Florida law. If you assert and perfect your appraisal rights, you will not receive the merger consideration but will be entitled to receive the "fair value" of your shares of stock in cash as determined in accordance with Florida law. Appendix C includes the relevant provisions of Florida law regarding these rights. See "Appraisal Rights" beginning on page 52 of this proxy statement-prospectus.

DIFFERENCES IN RIGHTS OF MADISON BANCSHARES SHAREHOLDERS AFTER THE MERGER

      Madison BancShares shareholders who receive shares of Whitney common stock in the merger will become Whitney shareholders. Their rights as shareholders after the merger will be governed by Louisiana law and by Whitney's articles of incorporation and bylaws. The rights of Whitney shareholders are different in certain respects from the rights of Madison BancShares shareholders. Some of the principal differences are described in this proxy statement-prospectus.

SELECTED FINANCIAL INFORMATION OF WHITNEY

      The following table sets forth certain consolidated financial information of Whitney. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Whitney contained in its annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the three-month period ended March 31, 2004, which are incorporated by reference in this proxy statement-prospectus. Information for the three-month periods ended March 31, 2004 and 2003 is unaudited. The results for the three-month period ended March 31, 2004 do not necessarily indicate the results you can expect for the entire year.

      Whitney's financial statements for the years ended December 31, 2003 and 2002 were audited by PricewaterhouseCoopers LLP. Whitney's consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 were audited by Arthur Andersen LLP. Arthur Andersen LLP has not consented to our incorporation by reference of its report contained in the filings we have incorporated by reference in this proxy statement-prospectus. See "Experts" for more information.

                                             Three Months Ended
                                                  March 31                              Years Ended December 31
(dollars in thousands,                    ------------------------  ---------------------------------------------------------------
except per share data)                       2004          2003         2003        2002          2001         2000         1999
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
PERIOD END BALANCE SHEET DATA
  Total assets                            $ 7,855,897  $ 7,183,424  $ 7,754,982  $ 7,097,881  $ 7,243,650  $ 6,650,265  $ 5,868,028
  Earning assets                            7,333,849    6,656,438    7,193,709    6,501,009    6,681,786    6,078,951    5,362,819
  Loans                                     4,984,165    4,525,436    4,882,610    4,455,412    4,495,085    4,587,438    3,920,601
  Investment securities                     2,232,674    2,000,804    2,281,405    1,975,698    1,632,340    1,462,189    1,387,016
  Deposits                                  6,298,390    5,896,760    6,158,582    5,782,879    5,950,160    5,332,474    4,666,375
  Shareholders' equity                        871,791      812,551      840,313      800,483      717,888      665,764      596,204
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
INCOME STATEMENT DATA
  Interest income                         $    86,540  $    86,037  $   338,069  $   370,909  $   441,145  $   452,261  $   378,493
  Interest expense                              9,350       13,243       43,509       75,701      161,349      185,181      135,433
  Net interest income                          77,190       72,794      294,560      295,208      279,796      267,080      243,060
  Net interest income (TE)                     78,671       76,346      300,115      300,134      285,161      273,176      249,407
  Provision for loan losses                    (2,000)         500       (3,500)       7,500       19,500       12,690        6,470
  Noninterest income                           20,907       21,495       89,504       85,185       91,209       75,120       68,853
  Net securities gains (losses)
     in noninterest income                          -            -          863          411          165          850          (32)
  Noninterest expense                          62,026       59,294      242,923      230,926      239,104      223,179      207,753
  Net income                                   26,158       23,470       98,542       95,323       75,820       72,842       67,326
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
KEY RATIOS
  Return on average assets                       1.36%        1.35%        1.36%        1.36%        1.11%        1.16%        1.19%
  Return on average shareholders' equity        12.30        11.73        11.96        12.53        10.86        11.70        11.22
  Net interest margin (TE)                       4.40         4.57         4.47         4.62         4.52         4.73         4.83
  Average loans to average deposits             80.18        77.43        77.72        76.04        80.65        85.83        79.18
  Efficiency ratio                              62.29        61.95        62.49        60.00        62.09        63.92        65.27
  Allowance for loan losses to loans             1.16         1.46         1.22         1.48         1.59         1.33         1.21
  Nonperforming assets to loans plus
     foreclosed and surplus property              .56          .98          .62          .95          .77          .55          .45
  Average shareholders' equity to
     average assets                             11.08        11.47        11.38        10.84        10.22         9.91        10.64
  Shareholders' equity to total assets          11.10        11.31        10.84        11.28         9.91        10.01        10.16
COMMON SHARE DATA
  Earnings per share
      Basic                               $       .65  $       .59  $      2.47  $      2.39  $      1.92  $      1.89  $      1.73
      Diluted                                     .64          .58         2.44         2.38         1.90         1.89         1.73
  Dividends
      Cash dividends per share            $       .33  $       .30  $      1.23  $      1.11  $      1.03  $       .96  $       .88
      Dividend payout ratio                     51.20%       51.29%       50.32%       46.50%       53.81%       50.04%       48.76%
  Book value per share                    $     21.48  $     20.25  $     20.78  $     19.98  $     18.10  $     16.92  $     15.62

Tax-equivalent (TE) amounts are calculated using a marginal federal income tax rate of 35%.

The net interest margin (TE) is annualized net interest income (TE) as a percent of average earning assets.

The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding net securities gains or losses).

SELECTED FINANCIAL INFORMATION OF MADISON BANCSHARES

      The following table sets forth certain consolidated financial information of Madison BancShares. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Madison BancShares contained in its annual report on Form 10-KSB for the year ended December 31, 2003 and in its quarterly report on Form 10-QSB for the three-month period ended March 31, 2004, which accompany, and are incorporated by reference in, this proxy statement-prospectus. Information for the three-month periods ended March 31, 2004 and 2003 is unaudited. The results for the three-month period ended March 31, 2004 do not necessarily indicate the results you can expect for the entire year. Madison BancShares' financial statements for the years ended December 31, 2003, 2002 and 2001 were audited by Hacker, Johnson & Smith PA.

                                                              AT OR FOR THE THREE                     AT OR FOR THE
                                                             MONTHS ENDED MARCH 31                YEAR ENDED DECEMBER 31
                                                           -------------------------     ----------------------------------------
                                                              2004           2003           2003           2002           2001
                                                           ----------     ----------     ----------     ----------     ----------
                                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
     Total assets ......................................   $  215,166     $  192,426     $  204,909     $  194,109     $  166,531
     Cash and cash equivalents .........................        8,579          2,967          6,212         10,890          2,801
     Securities available for sale .....................       21,521         21,394         20,454         23,868         20,882
     Loans, net ........................................      176,819        161,033        169,367        152,679        137,601
     Deposit accounts ..................................      170,289        156,888        156,245        163,395        137,084
     Stockholders' equity ..............................       17,650         15,185         16,726         14,558         12,253

SELECTED OPERATING DATA:
     Total interest income .............................        2,905          3,076         12,207         12,408         12,147
     Total interest expense ............................          889          1,020          3,793          4,657          6,299
     Net interest income ...............................        2,016          2,056          8,414          7,751          5,848
     Provision for loan losses .........................           18            122            405            618            428
     Net interest income after provision for loan losses        1,998          1,934          8,009          7,133          5,420
     Noninterest income ................................          235            502          1,627            962            715
     Noninterest expenses ..............................        1,474          1,547          6,134          5,334          4,390
     Net earnings ......................................          470            551          2,171          1,715          1,093

PER SHARE DATA:*
     Basic earnings per share ..........................          .22            .27           1.06            .86            .56
     Diluted earnings per share ........................          .22            .26           1.02            .82            .54
     Book value per share ..............................         8.13           7.50           8.17           7.22           6.25
     Cash dividends per share ..........................          .10             --            .06            .06            .05

PERFORMANCE RATIOS:
     Return on average assets ..........................          .91%          1.15%          1.11%           .92%           .67%
     Return on average equity ..........................        10.86          14.81          13.82          12.78           9.11
     Interest-rate spread during the period ............         3.80           4.14           4.09           3.98           3.20
     Net interest margin ...............................         4.14           4.50           4.47           4.35           3.75
     Noninterest expense to average assets .............         2.86           3.22           3.13           2.86           2.70

OTHER RATIOS AND DATA:
     Average equity to average assets ..................         8.39           7.75           8.02           7.20           7.37
     Allowance for loan losses as a percentage
         of total loans outstanding ....................         1.37           1.34           1.43           1.33           1.06
     Net recoveries (charge-offs) as a percent of
         average loans .................................           --             --           (.01)          (.03)           .07
     Nonperforming loans to total loans ................          .11           1.66            .12           1.75           1.06
     Allowance for loan losses as a percent of
         nonperforming loans ...........................     1,294.74          80.72       1,236.87          75.86         100.27
     Nonperforming loans and foreclosed real
         estate as a percentage of total assets ........          .09           1.41            .10           1.40            .85

------------------------
* All per share information is presented to reflect the 5% stock dividends declared May 15, 2000, December 20, 2000, May 15, 2001 and December 23, 2002, and the five-for-four stock split declared on May 5, 2003.

COMPARATIVE PER SHARE DATA

      The following table compares historical per share data for Whitney and Madison BancShares. The table also provides pro forma per share information for Whitney that assumes the merger had been effective as of March 31, 2004 or December 31, 2003, with respect to book value information, and January 1, 2003, with respect to net income per share data. To arrive at the pro forma information, estimates were made of adjustments needed to apply the purchase method of accounting to record the assets and liabilities of Madison BancShares at fair value and of the cash consideration to be paid to Madison BancShares shareholders in the merger. These estimates are subject to revision as additional information becomes available and additional analyses are performed. The pro forma information is also based on an estimate of the number of Whitney shares that will be issued in the merger, which will not be known with certainty until the closing of the merger. Pro forma dividend information reflects the historical dividend rate for Whitney. The pro forma Whitney information is also presented in terms of an equivalent share of Madison BancShares stock by multiplying the Whitney information by an estimate of the relative value of a share of Madison BancShares stock to a share of Whitney stock issuable in the merger.

      The pro forma information, while a reasonable illustration of certain financial statistics of the combined company for comparison with the historical information, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Whitney and Madison BancShares been combined during this period. Upon completion of the merger, the operating results of Madison BancShares will be reflected in the consolidated financial statements of Whitney on a prospective basis.

                                              HISTORICAL                  PRO FORMA
                                       ------------------------    ------------------------
                                                                                 Equivalent
                                                                                  Madison
                                                       Madison       Whitney     BancShares
                                        Whitney      BancShares     share (2)     share (3)
                                       ----------    ----------    ----------    ----------
NET INCOME PER SHARE (1):
Year ended December 31, 2003           $     2.44    $     1.02    $     2.41    $     1.73
Three months ended March 31, 2004      $      .64    $      .22    $      .63    $      .45

CASH DIVIDENDS PER SHARE:
Year ended December 31, 2003           $     1.23    $      .06    $     1.23    $      .88
Three months ended March 31, 2004      $      .33    $      .10    $      .33    $      .24

BOOK VALUE PER SHARE:
December 31, 2003                      $    20.78    $     8.17    $    21.30    $    15.28
March 31, 2004                         $    21.48    $     8.13    $    21.99    $    15.77

--------------
(1)   Net income per share is presented on a diluted basis.

(2) Assumes 1,044,773 Whitney shares issued for 65% of the total merger consideration. This is calculated using an estimated 2,240,802 shares of Madison BancShares stock outstanding at the effective date of the merger and an estimated average market price of Whitney stock of $41.67 (the closing price of Whitney stock on the day prior to announcement of the merger).

(3) Assumes a relative value of Madison BancShares stock to Whitney stock of .7173. This is calculated using the merger consideration of $29.89 per share of Madison BancShares stock and an estimated average market price of Whitney stock of $41.67.

COMPARATIVE STOCK PRICES

      On March 18, 2004, the last trading day prior to the public announcement of execution of the merger agreement, the last sales price of Whitney common stock was $41.67 and the last sales price of Madison BancShares common stock was $21.99.

                                  RISK FACTORS

      In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement and the merger.

      Redesignation/Adjustment Risk. You may receive a form of consideration different from the form of consideration you elect. The consideration to be received by Madison BancShares shareholders in the merger is subject to the requirement that 65% of the shares of Madison BancShares common stock be converted into the right to receive Whitney common stock and that 35% of the shares of Madison BancShares common stock be converted into the right to receive cash. The merger agreement contains redesignation procedures to achieve this desired result. If you elect to receive all cash and the available cash is oversubscribed, then a portion of your merger consideration will be paid in Whitney common stock. If you elect to receive all stock and the available stock is oversubscribed, then a portion of the merger consideration you receive will be paid in cash. Therefore, you may not receive exactly the form of consideration that you elect. In addition, the total per share consideration to be received by Madison BancShares shareholders will be reduced by a pro-rata portion of any merger expenses (including attorneys', accountants' and other consultants' fees and expenses) incurred by Madison BancShares in excess of the total of (i) $200,000 and (ii) the amount of Hovde Financial LLC's fees. See "Terms of the Merger -- Consideration to be Paid to Madison BancShares Shareholders."

      Stock Price Fluctuation Risk. Upon completion of the merger, approximately 65% of the outstanding shares of Madison BancShares common stock will be converted into the right to receive shares of Whitney common stock pursuant to the terms of the merger agreement. The value of that portion of the merger consideration will be determined based on the average closing price of Whitney common stock during a 20 trading day measurement period ending on the sixth trading day prior to the effective time of the merger. This average price may vary from the price of Whitney common stock on the date the merger was announced, on the date that this document is mailed to Madison BancShares shareholders and on the date of the special meeting of Madison BancShares' shareholders. Any change in the price of Whitney common stock prior to completion of the merger may affect the value of the total consideration that a Madison BancShares shareholder will receive upon completion of the merger.

      Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Whitney's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Whitney's control. Accordingly, at the time of the special meeting, a Madison BancShares shareholder may not necessarily know or be able to calculate the exact number of shares of Whitney stock the shareholder would receive upon completion of the merger.

      Interested Party Risk. Certain Madison BancShares directors and executive officers have interests in the merger other than their interests as shareholders. The board of directors of Madison BancShares was aware of these interests at the time it approved the merger. These interests may cause Madison BancShares' directors and executive officers to view the merger proposal differently than you may view it. See "Terms of The Merger--Interests of Certain Persons in the Merger."

      Anti-Takeover Provisions. Whitney's articles of incorporation include anti-takeover provisions, such as supermajority vote and quorum requirements, which may make more difficult takeover attempts and other acquisitions of interests in Whitney that have not been approved by Whitney's board of directors. These provisions may give holders of a minority of Whitney's voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. Whitney is also subject to certain fair price protection and control share acquisition provisions under Louisiana law. See "Terms of the Merger--Certain Differences in Rights of Shareholders."

      Risk Relating to Prior Auditor. You may have no effective remedy against Whitney's prior auditor Arthur Andersen LLP or any of Whitney's directors, officers or underwriters if there were a material misstatement in Whitney's 2001 audited financial statements incorporated by reference in this proxy statement-prospectus. Arthur Andersen LLP, the independent public accountants that audited Whitney's financial statements incorporated by reference in this proxy statement-prospectus for the year ended December 31, 2001, has ceased operations. As permitted under applicable Securities Act rules, we have not filed the written consent of Arthur Andersen LLP that would otherwise be required by the Securities Act. As a result, your claims against Arthur Andersen LLP under the Securities Act based on these financial statements may be limited. Moreover, even if claims against Arthur Andersen LLP are permitted, Arthur Andersen LLP may not have the financial resources to satisfy any judgment. In addition, although we have not filed the written consent of Arthur Andersen LLP, our directors, officers and underwriters may still be able to establish a due diligence defense to any claim relating to the 2001 audited financial statements on the basis that they were made on the authority of an expert, which could limit your ability to assert a claim against our directors, officers and underwriters.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement-prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which Whitney and Madison BancShares make in good faith, are based on numerous assumptions, certain of which may be referred to specifically in connection with our respective forward-looking statements. Some of the more important assumptions include:

      - expectations about overall economic strength and the performance of the economies in our respective market areas;

      - expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

      - reliance on existing or anticipated changes in laws and regulations affecting the activities of the banking industry and other financial service providers; and

      - expectations regarding the nature and level of competition, changes in consumer behavior and preferences, and our respective ability to execute our respective plans to respond effectively.

      We do not know whether future conditions and events will confirm these or any of our other respective assumptions. As a result, there is a risk that future results will differ materially from what is stated in or implied by our respective forward-looking statements.

      Whitney and Madison BancShares have made and will make forward-looking statements in their written documents and oral presentations. These statements are based on Whitney's and Madison BancShares' managements' beliefs as well as assumptions made by and information currently available to Whitney and Madison BancShares management. Whitney's and Madison BancShares' use, in documents or oral presentations, of the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" and similar expressions will often, but not always, identify forward-looking statements.

      Whitney and Madison BancShares undertake no obligation to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

                            THE PARTIES TO THE MERGER

WHITNEY HOLDING CORPORATION

      Whitney Holding Corporation is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended. As of March 31, 2004, Whitney had total consolidated assets of approximately $7.86 billion, deposits of approximately $6.30 billion and shareholders' equity of approximately $872 million.

      Whitney's principal banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has been engaged in the general banking business in south Louisiana since 1883. Whitney currently provides banking services through over 125 banking locations in the five-state Gulf Coast region. These locations stretch from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; through central and south Alabama; and into the Florida panhandle. Whitney National Bank also has a foreign branch on Grand Cayman in the British West Indies.

      Whitney's principal executive offices are located at:

      228 St. Charles Avenue
      New Orleans, Louisiana 70130
      Telephone: (504) 586-7272

      For additional information about Whitney's business and financial condition, please refer to "Information About Whitney," including the subsection titled "Incorporation of Documents by Reference" and the documents described in that subsection.

MADISON BANCSHARES

      Madison BancShares, Inc. is a Florida corporation registered under the Bank Holding Company Act of 1956, as amended. Madison BancShares owns all of the issued and outstanding shares of stock of Madison Bank, which is its only subsidiary. Madison Bank is a Florida state-chartered bank that operates a total of four banking offices in Pinellas and Pasco Counties, Florida.

      As of March 31, 2004, Madison BancShares had total consolidated assets of approximately $215.2 million, deposits of approximately $170.3 million and shareholders' equity of approximately $17.7 million.

      Madison BancShares' principal executive offices are located at:

      2122 Palm Harbor Boulevard, Unit A
      Palm Harbor, Florida  34683
      Telephone: (727) 786-3888

      Additional information concerning the business and financial condition of Madison BancShares is included below under the heading "Information About Madison BancShares."

                               MEETING INFORMATION

      You have received this proxy statement-prospectus because the board of directors of Madison BancShares is soliciting your proxy for the special meeting to be held on August 17, 2004. Each copy of this proxy statement-prospectus mailed to holders of Madison BancShares common stock is accompanied by a proxy card for use at the meeting and at any adjournment of the meeting. Only holders of record of Madison BancShares common stock on ___________, 2004 are entitled to notice of and to vote at the meeting.

      At the meeting, shareholders will consider and vote upon:

      -     the nonemployee directors stock award;

      -     the merger agreement; and

      - any other matters that are properly brought before the meeting, or any adjournments of the meetings.

IF YOU HAVE NOT ALREADY DONE SO, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

SOLICITATION AND REVOCATION OF PROXIES

      If you have delivered a proxy for the meeting, you may revoke it any time before it is voted by:

      -     attending the meeting and voting in person;

      - giving written notice to the Madison BancShares corporate secretary prior to the date of the meeting revoking your proxy; or

      - submitting to the Madison BancShares corporate secretary a signed proxy card dated later than your initial proxy.

      The proxy holders will vote as directed all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the stock awards to nonemployee directors and FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote on those matters. Madison BancShares' board of directors is not aware of any matter to be presented at the meeting other than the proposals to approve the stock awards and the merger agreement.

      If a shareholder holds shares of Madison BancShares in a broker's name (sometimes called "street name" or "nominee name"), then the shareholder must provide voting instructions to the broker. If the shareholder does not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the votes on the stock awards and the merger. A vote that is not cast for this reason is called a "broker nonvote." Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker nonvote is the same as a vote against the merger agreement. For purposes of the vote on other matters properly brought at the special meeting (including the vote on the stock awards to Madison BancShares' nonemployee directors), broker nonvotes will not be counted as votes for or against such matter or as abstentions on such matter.

      Madison BancShares will bear the cost of soliciting proxies from its shareholders, except that Whitney will bear all expenses for printing and mailing this proxy statement-prospectus. Madison BancShares will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Madison BancShares may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Madison BancShares will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

      Because of an increase in the number of shares that are held in street name, Madison BancShares retained Regan & Associates, Inc. to assist in the solicitation of shareholders, brokers, banks and other institutional investors. This assistance includes the actual delivery of proxy materials by hand, post or air freight, shareholder-related consulting to secure votes, the actual solicitation, collection and tabulation of proxies, and other related services. The estimated fee for these services, exclusive of printing costs and certain other out-of-pocket costs, is $5,000.

      MADISON BANCSHARES SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED, MADISON BANCSHARES SHAREHOLDERS WILL RECEIVE INSTRUCTIONS FOR EXCHANGING THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN COMPLETED.

RECORD DATE; QUORUM AND VOTE REQUIRED

      The record date for the special meeting is _____, 2004. Madison BancShares shareholders of record as of the close of business on that day will receive notice of the meeting and will be able to vote at the meeting. As of _________, 2004, there were _________ shares of Madison BancShares common stock outstanding and entitled to vote at the meeting.

      The presence, in person or by proxy, of a majority of the shares of Madison BancShares common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Madison BancShares common stock outstanding on ______, 2004 entitles its holder to one vote on the approval of the stock awards, the merger agreement and any other proposal that may properly come before the meeting.

      To determine the presence of a quorum at the meeting, Madison BancShares will count as present at the meeting the shares of Madison BancShares common stock present in person but not voting and the shares of common stock for which Madison BancShares has received proxies but with respect to which the holders of such shares have abstained.

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Madison BancShares common stock. Approval of the stock awards to nonemployee directors of Madison BancShares requires the affirmative vote of the holders of a majority of the shares of Madison BancShares common stock present in person or by proxy at the meeting.

      Madison BancShares' board of directors urges shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

      As of the record date for the meeting, Madison BancShares directors and executive officers beneficially owned a total of 789,219 shares, or approximately 36.5%, of the outstanding shares of Madison BancShares common stock. These individuals have agreed with Whitney that they will vote their stock in favor of the merger agreement.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MADISON BANCSHARES

      The Madison BancShares board of directors has unanimously approved the stock awards of 400 shares of Madison BancShares common stock to each nonemployee director and unanimously recommends that Madison BancShares' shareholders vote FOR approval of those stock awards. See "Proposal Regarding Stock Awards to Nonemployee Directors" below.

      The Madison BancShares board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of Madison BancShares and its shareholders. The Madison BancShares board unanimously recommends that Madison BancShares' shareholders vote FOR approval of the merger agreement. In making their recommendation to shareholders, the Madison BancShares directors considered, among other things, the fairness opinion of Hovde Financial LLC, which concludes that the terms of the merger are fair to Madison BancShares' shareholders from a financial point of view. See "Proposed Merger -- Background of the Merger" and "Proposed Merger -- Opinion of Hovde Financial LLC" below.

            PROPOSAL REGARDING STOCK AWARDS TO NONEMPLOYEE DIRECTORS

GENERAL

      On December 16, 2003, the Madison BancShares board of directors approved, effective January 1, 2004, the award of 400 shares of Madison BancShares common stock as partial compensation to each nonemployee director of Madison BancShares for his services as director in 2004. The common stock award must be approved by a majority of the shares of common stock present in person or by proxy at the special meeting.

      The common stock awarded will not be registered under the securities laws of the United States or Florida and its resale is therefore restricted to circumstances that meet certain exemptions under those laws. At the time of the award the most recent closing price of the common stock of Madison BancShares on The NASDAQ SmallCap Market was $15.97. Assuming that $15.97 represents the fair market value for Madison BancShares common stock, and not taking into account any marketability discount that might have existed due to the restriction on trading the common stock awarded, the fair market value of the stock award for each director was $6,388 at the time of the award. The nonemployee directors have also received cash compensation of $200 per month and $250 per committee meeting for service as a director during 2004.

      Compensation of nonemployee directors for the year 2004 through August is scheduled to be as follows:

Name                           Cash Payments                      Stock Award(1)           Total
----                           -------------                      ------------             -----
Robert W. Byrd                   $ 2,850                            $ 6,388                $9,238

George M. Cantonis                 1,900                              6,388                 8,288

Thomas A. Castriota                2,650                              6,388                 9,038

Wayne R. Coulter                   2,100                              6,388                 8,488

Paul J. Wikle                      2,650                              6,388                 9,038

(1)Based on closing price on The NASDAQ SmallCap market on December 31, 2003.

BACKGROUND

      In December 2002, the Madison BancShares board of directors approved a change to the compensation for nonemployee directors whereby, in lieu of receiving the existing monthly fee of $500 cash, each nonemployee director would receive a monthly fee of $200 cash and an annual stock award of 400 shares of common stock. Consistent with this modification, the board of directors approved an award of 400 shares of common stock in December 2002 to each nonemployee director. The purpose of the stock awards was to provide nonemployee directors with modest performance incentives and bonuses based on the increased value of the Madison BancShares common stock.

      The common stock awards made on December 16, 2003 being presented to the shareholders for approval in this proxy statement-prospectus are a result of the compensation change approved by the Madison BancShares board of directors in December 2002, but must be approved by the shareholders pursuant to the provisions of the Sarbanes-Oxley Act of 2002.

      For a more complete discussion of the background and compensation paid to all executive officers and directors of Madison BancShares for 2003, shareholders may wish to review and consider Part III, pages 59-66 of the Madison BancShares Annual Report on Form 10-KSB for the year ended December 2003, which is incorporated by reference herein and delivered with this proxy statement-prospectus.

EFFECT OF THE MERGER ON THE AWARDS

      Assuming the shareholders of Madison BancShares approve the merger and the awards, each nonemployee director will receive 400 shares of common stock and will be able to participate in the merger consideration for those shares. Assuming a value of $29.89 for the merger consideration, each nonemployee director will receive a $13.92 gain per share, or a total gain of $5,568, over the market value of an equivalent number of shares of Madison BancShares stock on the effective date of the award. However, the additional gain by the nonemployee directors does not increase or decrease the merger consideration to be received by the remaining shareholders of Madison BancShares. If the shareholders do not approve the awards, each of the nonemployee directors will be paid cash in lieu of his stock award, valued as of January 1, 2004, as required by Sections 5.7(a) and 6.02(h) of the merger agreement.

                                PROPOSED MERGER

      This section of the proxy statement-prospectus describes certain aspects of the merger. The following description is not intended to include every aspect of the merger, but rather contains only the significant terms of the merger. This discussion is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated herein by reference. We urge you to read the entire merger agreement carefully.

GENERAL

      If the shareholders of Madison BancShares approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Madison BancShares will be merged with and into Whitney. Whitney will exchange cash or shares of Whitney common stock, plus cash instead of any fractional share, for each outstanding share of Madison BancShares common stock as to which appraisal rights have not been exercised and perfected (other than treasury shares and shares held by Whitney or Madison BancShares or their subsidiaries, all of which will be cancelled in the merger). Each share of Whitney common stock outstanding immediately prior to the effective date of the merger will remain outstanding and unchanged as a result of the merger.

BACKGROUND OF THE MERGER

      Since the opening of Madison Bank in 1985, the board of directors has periodically met to discuss the implementation of Madison Bank's strategic plan and the means by which franchise value could be enhanced. In this regard, Madison Bank formed Madison BancShares as its parent holding company in September 2001 and subsequently began trading of Madison BancShares common stock on The NASDAQ SmallCap Market in December 2001. In addition, the board of directors would periodically consider possible business combinations as circumstances arose. Some of these combinations involved the acquisition of other financial institutions by Madison BancShares and some involved the acquisition of Madison BancShares.

      In the fall of 2003 the board of directors of Madison BancShares became aware that a nearby financial institution in Palm Harbor, Peoples Bank, was being acquired for a price equal to a substantial multiple of its earnings and book value, that the price was the result of bidding by financial institutions with a strong desire to enter the Pinellas County market and that Whitney had participated in the bid process. Armed with this information, the board of directors met with representatives of Hovde Financial LLC at a special meeting on December 5, 2003 to discuss retaining Hovde Financial to explore with Whitney the possible acquisition of Madison BancShares. After discussions with representatives of Hovde Financial and discussion among the directors concerning the market for bank acquisitions in Florida, the board of directors voted to retain Hovde Financial.

      During the month of January 2004, representatives of Madison BancShares and Hovde Financial met with representatives of Whitney. As a result of those meetings, Whitney expressed an interest in acquiring Madison BancShares for consideration having a value consistent with the multiples of earnings and book value paid in the acquisition of Peoples, indicated that Whitney was amenable to a cash and stock combination transaction that would qualify as a tax-free reorganization, subject to due diligence, and indicated that it was prepared to begin due diligence immediately. On January 20, 2004, the board of directors authorized President Robert McGivney and Chairman Melvin Cutler to negotiate an agreement with Whitney, subject to final approval of the board.

      In late January, Whitney and Madison BancShares agreed to proceed to a due diligence phase, with a goal of proceeding to negotiate a definitive merger agreement as soon as feasible. Due diligence by both parties commenced immediately and continued until the middle of February. At the regular board meeting held on February 17, 2004 , the preliminary results of the due diligence on Whitney as well as the status of Whitney's due diligence review of Madison BancShares were presented to the board for consideration.

      On March 9, 2004, the Madison BancShares board of directors held a special meeting to review the final results of Madison BancShares' due diligence on Whitney as well as the status of Whitney's due diligence review of Madison BancShares, the merger agreement and the fairness opinion from Hovde Financial. After presentations from Hovde Financial and Madison BancShares' counsel, and after a thorough discussion and consideration of the factors discussed below under "Reasons for the Merger," the board of directors of Madison BancShares unanimously approved the merger agreement and authorized the execution of the merger agreement, which was signed on March 19, 2004.

REASONS FOR THE MERGER

General

      The financial and other terms of the merger agreement resulted from arm's-length negotiations between Whitney and Madison BancShares representatives. The Whitney and Madison BancShares boards of directors also considered many factors in determining the consideration Madison BancShares shareholders would receive in the merger. Those factors included:

      - the comparative financial condition, results of operations, current business and future prospects of Whitney, Whitney National Bank, Madison BancShares and Madison Bank; and

      - the market price and historical earnings per share of Whitney common stock and Madison BancShares common stock.

Whitney

      Whitney's business strategy includes expansion along the Gulf Coast to enhance Whitney's presence through the region. Whitney's management identified Madison BancShares as an institution that fit well within this strategy. Madison Bank's locations in the Tampa Bay, Florida area would allow Whitney to enter that market, which Whitney believes to be one of the fastest growing markets in Florida.

      In deciding to pursue an acquisition of Madison BancShares, Whitney's management, Whitney's board of directors and the executive committee of Whitney's board of directors noted, among other things, the following:

      - Madison Bank's deposit base and branch network in the Tampa Bay area;

      -     Madison BancShares' capitalization and asset quality; and

      - the desirability of the merger over expansion through de novo branching.

Madison BancShares

      Madison BancShares' board of directors believes that the terms of the merger agreement, which are the product of arms-length negotiations between Whitney and Madison BancShares, are in the best interests of Madison BancShares and its shareholders. In the course of reaching its determination, Madison BancShares' board consulted with legal counsel with respect to its legal duties, the terms of the merger agreement and the issues related thereto. The board also consulted with Hovde Financial LLC with respect to the financial aspects and fairness of the transaction and with senior management regarding, among other things, operational matters.

      More specifically, in reaching its determination to approve the merger agreement, Madison BancShares' board considered a number of factors both from a short-term and a long-term perspective, including the following material factors:

      - the Madison BancShares board of directors' familiarity with and review of Madison BancShares' business, financial condition, results of operations, competitive position and future prospects, including the potential growth, development, productivity and profitability of Madison BancShares and Madison Bank;

      - the current and prospective environment in which Madison BancShares operates, including national and local economic conditions, the competitive and regulatory environment facing Madison BancShares in particular, and financial institutions in general, the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on Madison BancShares' potential growth, development, productivity and profitability;

      - pro forma financial information on the merger, including, among other things, the pro forma book value and earnings per share;

      - the merger consideration to be received by Madison BancShares shareholders in the transaction and the board of directors' view of the likelihood that the merger would deliver value to the shareholders of Madison BancShares exceeding the value that could be expected in connection with continued independence;

      - the financial information reviewed by management and Hovde Financial with the board of directors of Madison BancShares regarding Whitney and the performance of Whitney's common stock on both a historical and prospective basis and the strategic fit between the parties;

      - the enhanced opportunities for operating efficiencies that could result from the merger, and the respective contributions that each of the parties would bring to a combined institution with respect to financial condition and results of operations;

      - the results of Madison BancShares' due diligence discussion with Whitney, which indicated that Whitney exceeded regulatory capital requirements and had the capital resources necessary to complete the transaction;

      - comparisons to the prices and multiples of valuations in recent acquisitions of companies deemed to be similar in certain respects to Madison BancShares (see "-Opinion of Hovde Financial LLC");

      - the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with Madison BancShares' customers, employees, service providers and suppliers;

      - the nature and compatibility of the management and business philosophies of Madison BancShares and Whitney;

      - the terms and conditions set forth in the merger agreement, including, but not limited to, the provisions permitting the board of directors of Madison BancShares to consider and respond to unsolicited bona fide third-party offers to acquire Madison BancShares, subject to limitations; and

      - the oral presentation of Hovde Financial followed by written confirmation, with respect to its determination as to the fairness of the merger from a financial point of view, to Madison BancShares shareholders, and the analyses, methodologies and conclusions underlying such determination (see "-Opinion of Hovde Financial LLC").

      After deliberating with respect to the merger and the other transactions contemplated by the merger agreement, considering, among other things, the matters discussed above and the opinion of Hovde Financial LLC discussed in the next subsection, the Madison BancShares board of directors approved and adopted the merger agreement and the transactions contemplated thereby as being in the best interests of Madison BancShares and its shareholders.

      The Madison BancShares board did not quantify or otherwise assign relative weights to the factors it considered. Individual members of the board may have given different weights to different factors.

OPINION OF HOVDE FINANCIAL LLC

      Hovde Financial LLC has delivered to the Board of Directors of Madison BancShares, Inc. its opinion that, based upon and subject to the various considerations set forth in its written opinion dated March 19, 2004, the total transaction consideration to be paid to the shareholders of Madison BancShares is fair from a financial point of view as of such date. In requesting Hovde Financial's advice and opinion, no limitations were imposed by Madison upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. THE FULL TEXT OF THE OPINION OF HOVDE FINANCIAL, DATED MARCH 19, 2004, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B. MADISON BANCSHARES SHAREHOLDERS SHOULD READ THIS OPINION IN ITS ENTIRETY.

      Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Madison BancShares' board of directors selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

      Hovde Financial will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Madison BancShares regarding the merger, including the fairness opinion and financial advisory services provided to Madison BancShares. As of the date of Hovde Financial's written opinion, such fee would have been approximately 1.5% of the total transaction consideration, and Hovde Financial will receive substantially all of such fee upon the close of the transaction.

      HOVDE FINANCIAL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE TOTAL TRANSACTION CONSIDERATION, AND, AS SUCH, DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MADISON BANCSHARES SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE AT THE MADISON BANCSHARES SHAREHOLDER MEETING. THE SUMMARY OF THE OPINION OF HOVDE FINANCIAL SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      The following is a summary of the analyses performed by Hovde Financial in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the Madison BancShares board by Hovde Financial. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation delivered by Hovde Financial to the Madison BancShares board, but it does summarize all of the material analyses performed and presented by Hovde Financial.

      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Madison BancShares board and its fairness opinion.

      In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Madison BancShares and Whitney. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial's analysis of the fairness of the transaction consideration, from a financial point of view, to Madison BancShares shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial's opinion does not address the relative merits of the merger as compared to any other business combination in which Madison BancShares might engage. In addition, as described above, Hovde Financial's opinion to the Madison BancShares board was one of many factors taken into consideration by the Madison BancShares board in making its determination to approve the merger agreement.

      During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating conditions of Madison BancShares and Whitney and material prepared in connection with the merger, including, among other things, the following:

      -     the merger agreement;

      - certain historical publicly available information concerning Madison BancShares and Whitney;

      -     the nature and terms of recent merger transactions; and

      - financial and other information provided to Hovde Financial by the management of Madison BancShares and Whitney. Hovde Financial conducted meetings and had discussions with members of senior management of Madison BancShares for purposes of reviewing the future prospects of Madison BancShares. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

      In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the financial forecasts furnished to or discussed with Hovde Financial by Madison BancShares were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Madison BancShares as to the future financial performance of Madison BancShares. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of Madison BancShares. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of Madison BancShares and Whitney made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

Analysis of Selected Mergers

      As part of its analysis, Hovde Financial reviewed two groups of comparable merger transactions. The first peer group included banks in Florida that had total assets less than $1 billion that have sold since January 1, 2003 (the "Florida Merger Group"). This Florida Merger Group consisted of the following 13 transactions:

             Buyer                                       Seller
----------------------------------           --------------------------------
South Financial Group Inc. (SC)              CNB Florida Bancshares Inc. (FL)
Citizens Bank of Frostproof (FL)             American Banking Corp. (FL)
Capital City Bank Group Inc. (FL)            Quincy State Bank (FL)
Colonial BancGroup Inc. (AL)                 P.C.B. Bancorp Inc. (FL)
1st United Bancorp (FL)                      First Western Bank (FL)
Alabama National BanCorp. (AL)               Indian River Banking Co. (FL)
Gulf Atlantic Finl Group Inc. (FL)           First National Bank (FL)
Alabama National BanCorp. (AL)               Cypress Bankshares Inc. (FL)
Synovus Financial Corp. (GA)                 Peoples Florida Banking Corp (FL)
Investor group (FL)                          First Bank of Jacksonville (FL)
Colonial BancGroup Inc. (AL)                 Sarasota Bancorp. (FL)
F.N.B. Corp. (FL)                            Charter Banking Corp. (FL)
Alabama National BanCorp. (AL)               Millennium Bank (FL)

      Hovde Financial also reviewed comparable mergers involving banks headquartered in the entire Southeast United States announced since January 1, 2003, in which the total assets of the seller were between $100 million and $250 million (the "Southeast Merger Group"). This Southeast Merger Group consisted of the following 17 transactions:

             Buyer                                       Seller
----------------------------------           --------------------------------
Peoples Holding Co. (MS)                     Renasant Bancshares Inc. (TN)
Citizens Bank of Frostproof (FL)             American Banking Corp. (FL)

Capital City Bank Group Inc. (FL)            Quincy State Bank (FL)
First Community Bancshares Inc (VA)          PCB Bancorp Inc. (TN)
Union Bankshares Corp. (VA)                  Guaranty Financial Corp. (VA)
Community Bancshares of MS (MS)              Security Bancshares Inc. (MS)
Alabama National BanCorp. (AL)               Cypress Bankshares Inc. (FL)
Simmons First National Corp. (AR)            Alliance Bancorporation Inc. (AR)
Synovus Financial Corp. (GA)                 Peoples Florida Banking Corp (FL)
Southern Community Financial (NC)            Community Bank (NC)
Colonial BancGroup Inc. (AL)                 Sarasota Bancorp. (FL)
Greene County Bancshares Inc. (TN)           Independent Bankshares Corp. (TN)
Yadkin Valley Bank and Trust (NC)            High Country Financial Corp (NC)
GB&T Bancshares Inc. (GA)                    Baldwin Bancshares, Inc. (GA)
Arvest Bank Group, Inc. (AR)                 Mountain Bancshares, Inc. (AR)
First Community Bcshs Inc. (VA)              CommonWealth Bank (VA)
United Community Banks Inc. (GA)             First Central Bancshares, Inc. (TN)

      Hovde Financial calculated the medians and averages of the following relevant transaction ratios in both the Southeast Merger Group and the Florida Merger Group: the percentage of the offer value to the acquired company's total assets, the multiple of the offer value to the acquired company's earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's tangible book value; and the tangible book value premium to core deposits. Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at $65.8 million ($40.0 million in consideration in the form of Whitney's stock, $21.6 million in cash, and $4.2 million in consideration representing the in-the-money value of Madison BancShares' stock options), or $29.89 per Madison BancShares diluted share. In calculating the multiples for the merger, Hovde Financial used Madison BancShares' earnings per share for the 12 months ended December 31, 2003, and Madison BancShares' tangible book value per share, total assets, and total deposits as of December 31, 2003. The results of this analysis are as follows:

                                                       Offer Value to
                                        ------------------------------------------
                                                                         12 months       Ratio of Tangible
                                                        Tangible         Preceding           Book Value
                                         Total         Book Value         Earnings        Premium to Core
                                        Assets         Per Share         Per Share            Deposits
                                          (%)             (x)               (x)                  (%)
                                        ------         ----------        ---------       -----------------
Madison BancShares, Inc.                 32.1             3.93              30.3                38.3

Florida Merger Group median              22.0             3.08              27.1                21.4
Florida Merger Group average             24.2             3.01              29.0                22.9

Southeast Merger Group median            21.6             2.68              24.3                17.9
Southeast Merger Group average           22.1             2.63              25.8                20.6

Discounted Cash Flow Analysis

      Hovde Financial estimated the present value of all shares of Madison BancShares common stock by estimating the value of Madison BancShares estimated future earnings stream beginning in 2004. Reflecting Madison BancShares' internal projections and Hovde Financial estimates, Hovde Financial assumed net income in 2004, 2005, 2006, 2007, and 2008 of $2.3 million, $2.5 million, $2.8 million, $3.1 million, and $3.4 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 10.0%, 11.0%, 12.0%, 13.0%, and 14.0%. In order to derive the terminal value of Madison BancShares earnings stream beyond 2008, Hovde Financial assumed a terminal value based on a multiple of between 16.0x and 22.0x applied to free cash flows in 2008. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Madison BancShares common stock. This analysis and its underlying assumptions yielded a range of value for all shares of Madison BancShares stock of approximately $34.0 million (at a 14.0% discount rate and a 16.0x terminal multiple) to $52.3 million (at a 10.0% discount rate and a 22.0x terminal multiple), compared to total merger consideration of $65.8 million.

Contribution Analysis

      Hovde Financial prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, and total common equity at December 31, 2003 for Madison BancShares and for Whitney, and actual fiscal year 2003 earnings and estimated fiscal year 2004 earnings that would be contributed to the combined company on a pro-forma basis by Madison BancShares and Whitney. This analysis indicated that holders of Madison BancShares common stock would own approximately 2.33% of the pro forma common shares outstanding of Whitney, assuming an exchange ratio of 0.4683, while contributing an average of 2.32% of the financial components listed above. This pro forma ownership is based on the total consideration being paid to Madison BancShares consisting of 65% of Whitney common stock and 35% in cash.

                                                                           Madison BancShares
                                                                              Contribution
                                                                               To Whitney
                                                                           ------------------
Total assets                                                                      2.57%
Total net loans                                                                   3.38%
Total deposits                                                                    2.47%
Total equity                                                                      1.95%
Net income - actual fiscal year 2003                                              2.16%
Net income - estimated fiscal year 2004                                           2.17%
Median Madison BancShares                                                         2.32%
Contribution Percentage
Actual Madison BancShares Pro Forma                                               2.33%
Ownership

Financial Implications to Madison BancShares Shareholders

      Hovde Financial prepared an analysis of the financial implications of Whitney's offer to a holder of Madison BancShares common stock. This analysis indicated that on a pro forma equivalent basis, assuming the exchange ratio of
0.4683 and excluding any potential revenue enhancement opportunities, a shareholder of Madison BancShares would achieve approximately 0.79% accretion in GAAP earnings per share, approximately 4.55% accretion in cash earnings per share, a decrease in tangible book value per share of approximately 10.77%, and an increase in total book value per share of approximately 12.37% as a result of the consummation of the merger. The table below summarizes the results discussed above:

                                                              Per Share:
                                        -------------------------------------------------------
                                        2004E GAAP      2004E Cash        Book        Tangible
                                         Earnings        Earnings        Value       Book Value
                                        ----------      ----------     --------      ----------
Madison BancShares                      $     1.11      $     1.11     $   7.85      $     7.85
standalone
Madison BancShares                      $     1.12      $     1.16     $   8.82      $     7.00
Pro Forma*
% Accretion -                                 0.79%           4.55%       12.37%         -10.77%
Dilution

*Based on an exchange ratio of 0.4683, which represents the 65% stock component of the merger consideration assuming an estimated average market price of Whitney stock of $41.49. Does not include the 35% cash component of the merger consideration.

Comparable Company Analysis

      Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of Whitney with the following United States publicly traded banking institutions with assets as of December 31, 2003 between $7.5 billion and $10 billion:

        Company Name (Ticker)                               Assets ($mm)
-------------------------------------------                 ------------
Valley National Bancorp (VLY)                                  9,881
Fulton Financial Corporation (FULT)                            9,767
Cullen/Frost Bankers, Inc. (CFR)                               9,672
Bank of Hawaii Corporation (BOH)                               9,462
Old National Bancorp (ONB)                                     9,354
Investors Financial Services Corp. (IFIN)                      9,225
Wilmington Trust Corporation (WL)                              8,821
R & G Financial Corporation (RGF)                              8,199
Hudson United Bancorp (HU)                                     8,101
Trustmark Corporation (TRMK)                                   7,914
Citizens Banking Corporation (CBCF)                            7,711
Greater Bay Bancorp (GBBK)                                     7,601
International Bancshares Corporation (IBOC)                    7,512

      Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of December 31, 2003 and, where relevant, closing stock market information as of March 5, 2004. Selected market information for Whitney and the group of comparable companies that was analyzed is provided below.

                              Stock       Price/ TBV     Price/Book     Price/ LTM     Div. Yield      Mkt. Cap         Inside
                              Price           (%)            (%)          EPS (x)          (%)           ($bn)      Owner-ship (%)
                             ------       ----------     ----------     ----------     ----------      --------     --------------
Whitney Holding
Corporation                  $43.27         234.02         193.85          17.73          3.05           1.75            6.38
Comparable Company
Average                      $35.81         388.46         318.41          19.22          2.40           2.09            12.36

      Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the transaction consideration was fair from a financial point of view to Madison BancShares shareholders.

                               TERMS OF THE MERGER

GENERAL

      If the Madison BancShares shareholders approve the merger agreement and the other conditions to the merger are satisfied, then at the effective time of the merger, Madison BancShares will merge into Whitney, the separate existence of Madison BancShares will cease and Madison Bank will become a wholly-owned subsidiary of Whitney. Thereafter, in due course, Madison Bank will merge with and into Whitney National Bank and the separate existence of Madison Bank will cease. See "-Conditions to the Merger; Waiver of Those Conditions" for a discussion of other conditions to completing the merger.

CONSIDERATION TO BE PAID TO MADISON BANCSHARES SHAREHOLDERS

      At the effective time of the merger, each share of Madison BancShares common stock, except for treasury shares, shares held by Whitney or any of the subsidiaries of Whitney or Madison BancShares (other than in a fiduciary capacity) and any shares as to which appraisal rights are asserted, shall be converted into the right to receive either:

      -     cash in an amount equal to $29.89, without interest;

      - a number of shares of Whitney common stock equal to $29.89 divided by the "average market price" of Whitney stock; or

      - the cash consideration described above for 35% of the holder's shares of Madison BancShares common stock and the stock consideration described above for 65% of the holder's shares of Madison BancShares common stock.

The "average market price" means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day before the effective time of the merger, but in no event more than $46.67 or less than $36.67. Since the number of Whitney shares to be issued in the merger is based on the average market price of Whitney common stock during a period prior to closing, the actual value of the shares of Whitney common stock that Madison BancShares' shareholders will receive may be more or less than the average market price of those shares calculated in accordance with the merger agreement. The total per share consideration to be received by Madison BancShares shareholders will be reduced by a pro-rata portion of any merger expenses (including attorneys', accountants' and other consultants' fees and expenses) incurred by Madison BancShares in excess of the total of (i) $200,000 and (ii) the amount of Hovde Financial LLC's fees.

      Subject to the redesignation procedures set forth in the merger agreement and described below, each holder of record of shares of Madison BancShares common stock, except for treasury shares, shares held by Whitney or any of the subsidiaries of Whitney or Madison BancShares (other than those held in a fiduciary capacity) and any shares held by shareholders asserting appraisal rights, will be entitled to elect to receive either the cash consideration described above, the stock consideration described above, or a combination of the cash consideration for 35% of the holder's shares of Madison BancShares common stock and the stock consideration for 65% of the holder's shares of Madison BancShares common stock.

      No fractional shares of Whitney common stock will be issued in connection with the merger. Instead, Whitney will make a cash payment without interest to each Madison BancShares shareholder who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Whitney common stock otherwise issuable to such shareholder by the "average market price" of one share of Whitney common stock.

      The following table shows examples of the number of shares of Whitney common stock and cash into which 100 shares of Madison BancShares common stock would be converted in the merger (with merger consideration of $29.89 per share), assuming that the average market price for Whitney stock is as specified below and that all holders of Madison BancShares stock make a combination election to receive 35% cash and 65% stock in the merger. The table also assumes no appraisal rights are exercised, ignores cash in lieu of fractional shares and assumes no reduction of merger consideration resulting from any excess Madison BancShares merger expenses.

                                                                                                       Number of Whitney
            Assumed Average                      Cash Payment for 35 Shares of Madison         Shares to be Issued for 65 Shares
Market Price of Whitney Common Stock(1)                     BancShares Stock                      of Madison BancShares Stock
---------------------------------------          -------------------------------------         ---------------------------------
             $51.00                                            $1,046.15                                     41.630
              48.00                                            $1,046.15                                     41.630
              45.00                                            $1,046.15                                     43.174
              42.00                                            $1,046.15                                     46.258
              39.00                                            $1,046.15                                     49.817
              36.00                                            $1,046.15                                     52.982
              33.00                                            $1,046.15                                     52.982

-------------
(1) The closing price of Whitney common stock on June ____, 2004 was $_________.

Election and Election Procedures

      A form of election on which Madison BancShares shareholders may elect to receive cash, Whitney common stock or a combination of cash and Whitney common stock will be mailed separately from this proxy statement-prospectus to shareholders of record of Madison BancShares as of the record date for the special meeting. After the date of the mailing of this proxy statement-prospectus, Whitney and Madison BancShares will each use their reasonable efforts to mail the form of election to all persons who become holders of record of Madison BancShares common stock during the period between the record date of the special meeting and the date that is ten business days prior to the effective time of the merger. Whitney and Madison BancShares will also use their reasonable efforts to otherwise make the form of election available to all persons who become holders of record of Madison BancShares common stock between such date and the fifth business day before the closing date of the merger.

      To be effective, a form of election must be properly completed, signed and submitted (by mail, hand or courier delivery) to Whitney by the close of business on the fifth business day prior to the effective time of the merger. Forms of election sent by mail should be addressed to Investor Relations, Whitney Holding Corporation, P.O. Box 61260, New Orleans, Louisiana 70161-1260, or by hand or courier delivery to Mrs. Shirley N. Fremin, Investor Relations, Whitney Holding Corporation, Suite 615, 228 St. Charles Avenue, New Orleans, Louisiana 70130. All elections will be irrevocable.

      Holders of record of shares of Madison BancShares common stock who hold such shares in a representative capacity (for example, as a nominee or a trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each form of election covers all of the shares of Madison BancShares common stock held for a particular beneficial owner by the nominee or representative.

      Whitney will have the discretion to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. The decision of Whitney in such matters will be conclusive and binding. Whitney will not be under any obligation to notify any person of any defect in a form of election or the receipt of such form.

      If a Madison BancShares shareholder does not submit a form of election to Whitney by 5:00 p.m., central time, on the fifth business day immediately prior to the effective time of the merger or if Whitney determines that an election by a holder of Madison BancShares common stock was not properly made, then the holder will be deemed to have elected to receive cash consideration for 35% of such holder's shares of Madison BancShares common stock and stock consideration for the remaining 65% of such holder's shares.

      Neither the Madison BancShares board of directors nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration in the merger, or a combination of the two. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "Terms of the Merger -- Material Federal Income Tax Consequences of the Merger."

Redesignation Procedures

      Under the merger agreement, the number of shares of Madison BancShares common stock to be converted into the right to receive cash must be 35% of the total number of shares of Madison BancShares common stock outstanding immediately prior to the effective time of the merger, excluding treasury shares and shares held by Whitney or any of the subsidiaries of Whitney or Madison BancShares (other than in a fiduciary capacity) and shares as to which appraisal rights have been exercised, and the number of shares of Madison BancShares common stock to be converted into the right to receive shares of Whitney common stock must be 65% of such shares of Madison BancShares common stock.

      If, after the results of the forms of election are calculated, the number of shares of Madison BancShares common stock to be converted into cash exceeds the 35% threshold, Whitney will determine the number of shares convertible into cash that must be redesignated as shares convertible into Whitney common stock in order not to exceed the 35% threshold. After such determination, all holders who have elected to receive solely cash in exchange for their Madison BancShares common stock will, on a pro rata basis, have such number of their shares redesignated as shares convertible into Whitney common stock so that the total number of shares of Madison BancShares common stock to be converted into the right to receive cash will be equal to 35% of the shares of Madison BancShares common stock (other than the excluded shares described above) outstanding immediately prior to the effective time of the merger.

      If, after the results of the forms of election are calculated, the number of shares of Madison BancShares common stock to be converted into shares of Whitney common stock exceeds the 65% threshold, Whitney will determine the number of shares convertible into shares of Whitney common stock that must be redesignated as shares convertible into cash in order not to exceed the 65% threshold. After such determination, all holders who have elected to receive solely Whitney common stock in exchange for their Madison BancShares common stock will, on a pro rata basis, have a portion of their shares redesignated as shares convertible into the right to receive cash so that the total number of shares of Madison BancShares common stock to be converted into the right to receive shares of Whitney common stock will be equal to 65% of the shares of Madison BancShares common stock (other than the excluded shares described above) outstanding immediately prior to the effective time of the merger.

      Holders who have elected (or who are deemed to have elected) to receive a combination of cash consideration with respect to 35% of their shares of Madison BancShares common stock and stock consideration with respect to the remaining 65% of their shares of Madison BancShares common stock will not be subject to the redesignation procedures described above.

      Each share of Madison BancShares common stock held in the treasury of Madison BancShares and each share of Madison BancShares common stock owned by Whitney or any subsidiary of Whitney or Madison BancShares, other than in a fiduciary capacity, immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

      Holders of shares of Madison BancShares common stock who elect to exercise the appraisal rights provided for in Sections 1301-1333 of the Florida Business Corporation Act will

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

not have their shares converted into the right to receive merger consideration. If a holder's appraisal rights are lost or withdrawn, such holder will be deemed to have elected to receive a combination of cash consideration with respect to 35% of his or her shares of Madison BancShares common stock and stock consideration with respect to the remaining 65% of his or her shares of Madison BancShares common stock.

      Whitney is not required to consummate the merger if all currently outstanding options to acquire Madison BancShares common stock are not, prior to closing, either exercised in accordance with their terms or terminated with the agreement of the holder in exchange for a cash payment not greater than $29.89 per share less the applicable per share exercise price. Whitney may, in its sole discretion, choose to waive this condition. If Whitney waives this condition, then any such stock options that remain outstanding at the effective time of the merger will cease to represent a right to acquire shares of Madison BancShares stock and will be converted automatically into an option to purchase shares of Whitney stock. In such event, Whitney would assume each such stock option in accordance with the applicable terms of the Madison BancShares option plan governing that option and the individual agreement by which it is evidenced, except that from and after the effective time of the merger, (a) Whitney and its board of directors or a duly authorized committee thereof would be substituted for the current Madison BancShares or Madison Bank body administering the applicable stock option plan, (b) the number of shares of Whitney stock subject to each such stock option would be determined by multiplying the ratio of the price per share of Madison BancShares stock in the merger over the average market price of Whitney stock as described above (the Option Exchange Ratio) by the number of shares of Madison BancShares stock subject to such option immediately prior to the effective time of the merger, with any fractional share rounded down to the nearest whole number, and (c) the per share exercise price of each such stock option would be adjusted by dividing the per share exercise price of such option immediately prior to the effective time of the merger by the Option Exchange Ratio, rounded up to the nearest cent. Any stock options that are "incentive stock options" would be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of such option.

      For information regarding restrictions on the transfer of Whitney common stock applicable to certain Madison BancShares shareholders, see "-Resale of Whitney Common Stock."

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

      At the effective time of the merger, Madison BancShares' shareholders that receive shares of Whitney common stock in the merger will automatically become entitled to all of the rights and privileges afforded to Whitney shareholders at that time. However, the actual physical exchange of Madison BancShares common stock certificates for cash and/or certificates representing shares of Whitney common stock will occur after the merger.

      American Stock Transfer & Trust Company will serve as exchange agent for the merger. Shortly after the effective date of the merger, Whitney will send or cause to be sent to all Madison BancShares shareholders (other than any shareholders who have exercised their appraisal rights) a letter of transmittal with instructions for exchanging Madison BancShares common stock certificates for the applicable merger consideration. Each Madison BancShares stock certificate outstanding immediately prior to the merger and that will be exchanged for shares of Whitney stock in the merger will be deemed for all purposes to evidence ownership of shares of Whitney common stock, regardless of when they are actually exchanged.

      MADISON BANCSHARES SHAREHOLDERS SHOULD NOT SEND IN THEIR MADISON BANCSHARES COMMON STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS AFTER THE EFFECTIVE DATE OF THE MERGER. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

      When the exchange agent receives your certificates of Madison BancShares common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration, consisting, as applicable, of Whitney common stock certificates, together with all withheld dividends or other distributions, but without interest thereon, and any cash payments due, including any cash payment for a fractional share, without interest.

      Whitney, at its option, may decline to pay former shareholders of Madison BancShares who become holders of Whitney common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Whitney common stock following the effective time of the merger until they have surrendered their certificates evidencing their Madison BancShares common stock, at which time Whitney will pay any such dividends or other distributions without interest.

      Madison BancShares shareholders who cannot locate their stock certificates are urged to contact promptly:

                            Madison BancShares, Inc.
                       2122 Palm Harbor Boulevard, Unit A
                           Palm Harbor, Florida 34683
                          Attention: Martin W. Gladysz
                            Telephone: (727) 786-3888

      Madison BancShares will issue a new stock certificate to replace the lost certificate(s) only if the Madison BancShares shareholder signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Madison BancShares and Whitney against any claim that may be made against Madison BancShares or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. Madison BancShares or Whitney may also require the shareholder to post a bond in an amount sufficient to support the shareholder's agreement to indemnify Madison BancShares and Whitney.

PAYMENT OF EXPENSES RELATING TO THE MERGER

      Whitney will pay all expenses of printing and distributing this proxy statement-prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the merger.

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

CONDITIONS TO THE MERGER; WAIVER OF THOSE CONDITIONS

      The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

      - approval of the merger agreement by Madison BancShares' shareholders;

      - approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to Whitney (see "-Regulatory and Other Required Approvals");

      - issuance of a tax opinion that the merger qualifies as a tax-free reorganization;

      - the absence of a stop order suspending the effectiveness of Whitney's registration statement under the Securities Act;

      - the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

      - continued accuracy as of the closing date of the merger of the representations and warranties set forth in the merger agreement and fulfillment of the parties' covenants set forth in the merger agreement;

      - the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other parties;

      - Madison BancShares' receipt of a letter from Hovde Financial LLC, dated as of the meeting date, confirming its fairness opinion to Madison BancShares' board;

      - Whitney must receive from Robert McGivney and David Paetzold satisfactory business protection (noncompetition) agreements and termination agreements terminating all of their employment related agreements with Madison BancShares and Madison Bank (see "-Interests of Certain Persons in the Merger");

      - all outstanding Madison BancShares stock options must either be exercised in accordance with their terms or terminated by the holders thereof for a per share cash payment not to exceed $29.89 less the exercise price, and Madison BancShares' directors and shareholders must take all action necessary to amend and terminate Madison BancShares' stock option plans;

      - Madison BancShares' prior grant of 400 shares of Madison BancShares common stock to nonemployee directors must be approved by shareholders or rescinded with an equivalent cash payment made in lieu of the grant of stock;

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

      - the average closing price for Whitney common stock on the 20 trading days preceding the fifth trading day before the merger must not be more than $51.67 or less than $31.67;

      - Madison BancShares must divest itself at no less than par of all of its holdings of F.N.B. Corporation subordinated notes;

      - issuance of certain legal opinions by counsel for Madison BancShares and Whitney.

      The conditions to the merger are generally set forth in Section 6 of the merger agreement.

      Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the conditions regarding regulatory and shareholder approvals, the continued effectiveness of Whitney's registration statement and the fairness opinion confirmation may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties' boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Madison BancShares' shareholders with respect to the changed merger agreement.

      The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

REGULATORY AND OTHER REQUIRED APPROVALS

Federal Reserve Board

      The Board of Governors of the Federal Reserve Board must approve the merger before it can be completed. Whitney and Madison BancShares must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Whitney filed an application for approval of the merger with the Federal Reserve Board on May 13, 2004. In reviewing that application, the Federal Reserve Board is required to the consider the following:

      - competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger's anticompetitve effects or restraints on trade; and

      -     banking and community factors, which includes an evaluation of:

      - the financial and managerial resources of Whitney, including its subsidiaries, and of Madison BancShares, and the effect of the proposed transaction on these resources;

      -     management expertise;

      -     internal control and risk management systems;

      -     the capital of Whitney;

      -     the convenience and needs of the communities to be served; and

      - the effectiveness of Whitney and Madison BancShares in combating money laundering activities.

      The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Florida law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Florida community reinvestment laws and any Florida antitrust statutes.

Other Regulatory Approvals

      In connection with or as a result of the merger, Whitney or Madison BancShares may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Whitney stock to be issued in exchange for Madison BancShares stock in the merger has been registered with the Securities and Exchange Commission and will be listed with The NASDAQ Stock Market. The transaction also will be registered with such state securities regulators as may be required. The merger of Madison Bank into Whitney National Bank requires the approval of the Office of the Comptroller of the Currency.

Status and Effect of Approvals

      All regulatory applications and notices required to be filed prior to the merger have been filed. Whitney and Madison BancShares contemplate that they will complete the merger in the third quarter of 2004, if all approvals are received.

      Whitney and Madison BancShares believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or as to whether compliance or noncompliance with any such conditions would have adverse consequences for the combined company after the merger.

      While Whitney and Madison BancShares believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

      Whitney is not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, it is contemplated that those approvals would be sought, but we cannot assure you that they will be obtained.

BUSINESS OF MADISON BANCSHARES PENDING THE MERGER

      The merger agreement requires Madison BancShares and Madison Bank to continue to operate their business as usual pending the merger. Among other things, they may not, without Whitney's consent, take or agree to take any of the following actions:

      - declare or pay any dividend, except Madison BancShares' payment of a dividend of $0.10 per share in 2004;

      - declare or make any other distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for capital stock (other than upon the exercise or surrender of outstanding stock options or, subject to shareholder approval, the grant of 400 shares to nonemployee directors as part of their annual retainer fees);

      - enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices;

      - except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the merger agreement) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability;

      - acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices;

      - dispose of investment securities (other than Madison BancShares' F.N.B. Corporation subordinated debentures) in amounts or in a manner inconsistent with past practices, or make investments in noninvestment grade securities or that are inconsistent with past investment practices;

      -     enter into any new line of banking or nonbanking business;

      - take or cause to be taken any action that would disqualify the merger or the bank merger as reorganizations within the meaning of
            Section 368(a) of the Internal Revenue Code of 1986, as amended.

The restrictions on Madison BancShares' business activities are generally set forth in Section 5.07 of the merger agreement.

      In addition, subject to the proper exercise of Madison BancShares' board of directors' and executive officers' fiduciary duties, neither Madison BancShares nor any of its subsidiaries may solicit inquiries or proposals with respect to, or furnish any information relating to, or enter into any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, Madison BancShares' board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

      The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

      - by mutual consent of Whitney's and Madison BancShares' boards of directors;

      - by either party if the other party breaches any representation, warranty or covenant and such breach is not cured within 30 days after written notice;

      - by either party if the merger is not consummated by October 15, 2004, unless extended, or if the conditions to such parties obligation to close are not satisfied by such date;

      - by Whitney if the Madison BancShares' shareholders do not approve the merger agreement;

      - by Whitney if Madison BancShares' board of directors withdraws or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Whitney merger), or announces any agreement to do any of those things;

      - by Madison BancShares if Madison BancShares receives a bona fide written offer for an acquisition transaction that the Madison BancShares board determines to be more favorable than the Whitney merger; or

      - by Whitney if the holders of more than 7.5% of the Madison BancShares common stock exercise appraisal rights.

      If Whitney terminates the merger agreement because Madison BancShares' board withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the Whitney merger, or if Madison BancShares terminates the agreement because it has received an offer for such an acquisition transaction, then Madison BancShares must pay Whitney a termination fee of $3,300,000.

      Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of Madison BancShares, Madison Bank and their controlling persons will survive any termination of the agreement.

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

      Madison BancShares, Madison Bank, Whitney and Whitney National Bank have made representations and warranties to each other as part of the merger agreement. Madison BancShares and Madison Bank's representations and warranties relate to, among other things:

      -     their organization and authority to enter into the merger agreement;

      - their capitalization, subsidiaries, properties and financial statements;

      -     pending and threatened litigation;

      -     their loans, investment portfolios, reserves and taxes;

      -     insurance, employee benefits and legal and environmental matters;

      -     loans to executives and internal controls;

      -     their contractual obligations and contingent liabilities; and

      - their public reports filed with the Securities and Exchange Commission, the Federal Reserve Board and the Federal Deposit Insurance Corporation.

Madison BancShares' and Madison Bank's representations and warranties are generally contained in Section 3 of the merger agreement.

      Whitney's and Whitney National Bank's representations and warranties relate to, among other things:

      -     their organization and authority to enter into the merger agreement;

      -     Whitney's capitalization and financial statements;

      - pending and threatened litigation against Whitney and Whitney National Bank;

      -     the shares of Whitney common stock to be issued in the merger; and

      - Whitney's public reports filed with the Securities and Exchange Commission.

Whitney's and Whitney National Bank's representations and warranties are generally contained in Section 4 of the merger agreement.

      Whitney's and Whitney National Bank's representations and warranties are for the benefit of Madison BancShares and Madison Bank; they are not for the benefit of and may not be relied upon by Madison BancShares' shareholders. The representations and warranties of the parties will not survive the effective date of the merger.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      If the merger is completed, the Madison BancShares shareholders who receive Whitney common stock in the merger will become Whitney shareholders. Their rights as shareholders will then be governed by Whitney's articles of incorporation and bylaws and by Louisiana law. The following is a summary of differences between the rights of Madison BancShares shareholders and Whitney shareholders not described elsewhere in this proxy statement-prospectus:

Boards of Directors

      Whitney's articles of incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes. Each class of directors serves a five-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders. Whitney's directors must also be shareholders of Whitney.

      Madison BancShares' articles of incorporation provide that its board of directors shall consist of at least five, but not more than eleven directors. There is only one class of directors, and all directors serve one-year terms. As with Whitney, Madison BancShares' directors are elected by a plurality vote.

Nomination of Directors

      Madison BancShares' bylaws provide that no nominations for director, except those made by the nominating committee of the board, may be voted upon at the annual meeting, unless the shareholder wishing to make a nomination delivers to the corporate secretary of Madison BancShares a written nomination at least 20 business days prior to the annual meeting. If the nominating committee fails or refuses to act at least 30 days before the annual meeting, nominations for director may be made by the board of directors or any shareholder entitled to vote.

      Whitney's articles of incorporation and bylaws do not contain provisions restricting a shareholder's right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to recommend a candidate for consideration by the nominating committee of Whitney's board, the shareholder must submit to Whitney's corporate secretary a timely written notice including the candidate's name and address, along with adequate information as to the candidate's qualifications. To be considered timely, the notice must be received by Whitney's corporate secretary by the date that is not later than the 120th calendar day before the date of Whitney's proxy statement released to shareholders in connection with the previous year's annual meeting.

Removal of Directors

      A Whitney director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose. The holders of 90% of the total voting power of Whitney shareholders must be present in person or by proxy for there to be a quorum at the meeting.

      A Madison BancShares director may be removed from office with or without cause, by the affirmative vote of the holders of a majority of issued and outstanding shares of Madison BancShares stock.

Special Meetings of Shareholders

      Special meetings of Whitney shareholders may be called by:

      -     the president,

      -     the board of directors, or

      - shareholders holding more than 20% of the total voting power of Whitney's shareholders.

      Special meetings of Madison BancShares shareholders may be called by:

      -     the board of directors,

      -     the chairman of the board,

      -     the president, or

      -     by shareholders holding at least 10% of the outstanding shares.

Shareholder Inspection Rights

      Shareholders of Whitney who hold the requisite number of shares have the right to examine in person or by representative Whitney's books and records for any proper purpose. To do so, a shareholder must send five days' written notice to Whitney and must have held at least 5% of the outstanding shares of Whitney common stock for a minimum of six months. Two or more shareholders may aggregate their holdings to reach the required 5% threshold. Business competitors must hold at least 25% of the outstanding shares of Whitney common stock for a minimum of six months to obtain these inspection rights.

      Pursuant to the Florida Business Corporation Act, shareholders of Madison BancShares are entitled to broader inspection rights. Upon at least five business days' notice, any shareholder of Madison BancShares may inspect certain records relating to stock ownership and corporate governance, including the Articles of Incorporation; any amendments to the Articles; Bylaws; Board resolutions affecting shareholder rights; minutes of shareholder meetings or records of shareholder actions taken without meetings for the last three years; and written communications to shareholders for the last three years. Additionally, shareholders meeting certain criteria may inspect any nonconfidential (inspection rights may be limited by applicable privacy laws) books and records of the corporation, including accounting records. These criteria are that:

      - the shareholder's demand is made in good faith and for a proper purpose;

      - the shareholder's demand describes the proper purpose and the records requested; and

      -     the records requested are directly connected to that proper purpose.

Antitakeover Provisions

      Whitney's articles of incorporation include provisions that may make more difficult takeover attempts and other acquisitions of interests in Whitney that have not been approved by Whitney's board of directors. These provisions include:

      - A requirement that any change to Whitney's articles of incorporation relating to the structure of the board of directors or the fair price protections described in the next bullet point must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders meeting, the quorum for which is 90% of Whitney's total voting power, unless Whitney's board of directors has unanimously approved the change.

      - A requirement that any business combination transaction with a person or persons who hold 10% or more of Whitney common stock be approved by the 90% vote of shareholders described in the preceding bullet point unless prescribed minimum price and procedural requirements are satisfied in connection with the proposed business combination.

      Under these provisions, a business combination that might be attractive to some shareholders might not be proposed to Whitney's shareholders or, if proposed, might not be consummated. The provisions may give holders of a minority of Whitney's voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. To Whitney's knowledge, on __________, 2004, its directors and executive officers beneficially owned ____________ shares (or approximately _____%) of Whitney's outstanding common stock. As a result, it may be difficult for a shareholder holding 10% or more of Whitney stock to secure the necessary supermajority vote without management and board approval.

      The Louisiana Business Corporation Law contains provisions similar to Florida law that eliminate the voting rights of shareholders who acquire significant blocks of Whitney common stock under certain circumstances unless Whitney's noninterested shareholders grant the shareholder the right to vote its shares. Louisiana's Control Share Acquisition Statute provides that any shares acquired by a person or group (an Acquiror) in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the noninterested shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

      The Articles of Incorporation of Madison BancShares provide only that a merger or consolidation with another company or disposal of all or substantially all of the Madison BancShares' properties or assets must be approved by a majority vote of its shares. However, Madison BancShares is subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific acquisition ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

      - Acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

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

      - Acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

      - Acquisitions of shares possessing a majority or more of all voting power.

      Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Payments in Connection with Termination of Certain Agreements

      It is a condition to the consummation of the merger that Robert B. McGivney and David Paetzold, the President and the Executive Vice President, respectively, of Madison BancShares and Madison Bank, terminate all of their employment and related agreements with Madison BancShares and Madison Bank and enter into new noncompetition agreements with Whitney and Whitney Bank. In consideration for the foregoing, Mr. McGivney will receive payment at closing of $715,000 and Mr. Paetzold will receive a payment at closing of $227,500. After the closing, Messrs. McGivney and Paetzold will serve as at-will employees of Whitney.

Accelerated Vesting of Stock Options

      Any outstanding but unvested options to acquire Madison BancShares common stock under Madison Bank's Amended and Restated 1998 Key Employee Stock Compensation Program, as amended, and, if approved by Madison BancShares' shareholders at its 2004 annual meeting, under Madison Bank's Amended and Restated 1998 Directors' Stock Option Plan, by their terms become fully vested and exercisable as a result of the merger.

Employee Benefits

      Whitney has agreed that all persons employed by Madison BancShares and Madison Bank at the effective time of the merger will be eligible for such employee benefits as are generally available to employees of Whitney National Bank having like tenure, officer status and compensation levels, with two exceptions. First, all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney's Compensation Committee. Second, all Madison BancShares and Madison Bank employees who are employed at the effective time of the merger will be given full credit for all prior service as employees of Madison BancShares or Madison Bank, provided, however, that all such employees shall be treated as newly hired Whitney National Bank employees for all purposes of Whitney's or Whitney National Bank's defined benefit pension plan and post-retirement medical plan (this means that Whitney will not consider prior service credit with Madison BancShares and Madison Bank in determining future benefits under Whitney's or Whitney National Bank's defined benefit pension plan and post-retirement medical plan).

Indemnification and Insurance

      Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Madison BancShares' or Madison Bank's articles of incorporation and bylaws as in effect on March 19, 2004 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Whitney has agreed to indemnify, under certain conditions, Madison BancShares' and Madison Bank's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. Madison BancShares must cause the officers and directors of Madison BancShares and Madison Bank to be covered by Madison BancShares' and Madison Bank's directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

      No director or executive officer of Madison BancShares or Madison Bank owns any Whitney common stock. No director or executive officer of Whitney has any personal interest in the merger other than as a Whitney shareholder. No Whitney director or executive officer owns any shares of Madison BancShares common stock.

Agreement with Madison BancShares' Chairman

      In order to obtain the services of Madison BancShares' chairman, Melvin S. Cutler, for a transition period of six months following the merger, Whitney has agreed to provide Mr. Cutler during that period with the use of his current office and pool secretary at Madison BancShares' corporate headquarters and the use of his current company vehicle (including gasoline and insurance) and a cellular phone. Whitney will also pay or reimburse Mr. Cutler for up to $250 per month in club dues for the period. During his time of employment by Whitney, Mr. Cutler will receive $35,000 in compensation and will also have access to the customary subsidized group medical and dental programs available to other full-time Whitney employees. Mr. Cutler has agreed to voluntarily terminate his status as an employee of Whitney six months after the consummation of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a summary description of the material federal income tax consequences of the merger to the shareholders of Madison BancShares who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all Madison BancShares shareholders. It may not apply to those shareholders who received their stock upon the exercise of employee stock options or as compensation. It may not apply to shareholders who hold the common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction." It also may not apply to insurance companies, securities dealers, financial institutions or foreign persons. In addition, we have not included information about the tax consequences of the merger under state, local, foreign or other tax laws.

      This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. No ruling will be requested from the Internal

Revenue Service on any matter relating to the tax consequences of the merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

      Whitney and Madison BancShares must receive a tax opinion from Alston & Bird LLP in order to complete the merger. The tax opinion will be based upon representations made by Whitney and Madison BancShares about the terms of the merger and certain other matters. The tax opinion must conclude that the consequences of the merger are as follows:

      - that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended;

      - Madison BancShares shareholders will not recognize any gain or loss for federal income tax purposes to the extent they receive Whitney common stock in exchange for their Madison BancShares common stock (except with respect to cash received in lieu of fractional shares);

      - the tax basis of the Whitney common stock received in the merger will be the same as the tax basis of the exchanged Madison BancShares common stock (after giving effect to cash paid in lieu of fractional shares); and

      - the holding period, for federal income tax purposes, for Whitney common stock received in the exchange (including common stock received in lieu of fractional shares) will include the period during which the shareholder held his or her Madison BancShares common stock as long as the Madison BancShares common stock was held as a capital asset at the effective date of the merger.

      The payment of cash to Madison BancShares shareholders in lieu of fractional shares will be treated as if those shareholders received Whitney common stock and then had that common stock redeemed. As a result, the Madison BancShares shareholders will, in general, recognize capital gain or loss equal to the difference between their tax basis in the common stock and the amount of cash received.

      Where solely cash is received by a holder of Madison BancShares common stock in the merger, that cash will be treated as a redemption of the shareholder's common stock and the holder will, in general, recognize capital gain or loss equal to the difference between their tax basis in the Madison BancShares common stock and such cash. A holder of Madison BancShares common stock should be aware, however, that such gain may be subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986, as amended.

      Madison BancShares shareholders will recognize gain (but not loss) if they exchange Madison BancShares common stock for a combination of Whitney common stock and cash, and their gain will be equal to the lesser of (i) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney), less such shareholder's tax basis in Madison BancShares common stock, or (ii) the amount of cash received.

ACCOUNTING TREATMENT OF THE MERGER

      Whitney will account for the merger as a purchase transaction under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Madison BancShares will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Madison BancShares.

RESALE OF WHITNEY COMMON STOCK

      The shares of Whitney common stock to be issued in the merger have been registered under the Securities Act of 1933, as amended. Madison BancShares shareholders who are not affiliates of Madison BancShares or Whitney may freely trade their Whitney common stock upon completion of the merger. The term "affiliate" generally means each person who was an executive officer, director or 10% shareholder of Madison BancShares prior to the merger or who is an executive officer, director or 10% shareholder of Whitney after the merger.

      Those shareholders who are deemed to be affiliates of Madison BancShares may only sell their Whitney common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

      If you are or may be a Madison BancShares affiliate, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Whitney common stock after the merger. Persons assumed to be affiliates of Madison BancShares have entered into agreements with Whitney not to sell shares of Whitney common stock they receive in the merger in violation of the Securities Act of 1933, as amended, or in any manner that would disqualify the merger from tax-free reorganization treatment.

                                APPRAISAL RIGHTS

THE FOLLOWING DISCUSSION IS NOT A COMPLETE DESCRIPTION OF THE LAW RELATING TO APPRAISAL RIGHTS AVAILABLE UNDER FLORIDA LAW. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE RELEVANT PROVISIONS OF THE FLORIDA BUSINESS CORPORATION ACT, WHICH ARE REPRINTED IN THEIR ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. IF YOU DESIRE TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD REVIEW CAREFULLY THE FLORIDA BUSINESS CORPORATION ACT AND ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS.

      Under Florida law, each shareholder of Madison BancShares entitled to vote on the merger who complies with the procedures set forth in Sections 1301 to 1333 of the Florida Business Corporation Act (the FBCA) relating to appraisal rights is entitled to receive in cash the "fair value" of his or her shares of Madison BancShares common stock. "Fair value" means the value of the corporation's shares as determined immediately before the merger is effective, but excluding any appreciation or depreciation in anticipation of the merger (unless such exclusion would be inequitable to Madison BancShares and its shareholders). TO PERFECT APPRAISAL RIGHTS, A MADISON BANCSHARES SHAREHOLDER MUST COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTIONS 1301 TO 1333 OF THE FBCA. FAILURE TO FOLLOW THESE PROCEDURES WILL RESULT IN A TERMINATION OR WAIVER OF THE SHAREHOLDER'S APPRAISAL RIGHTS.

      To assert appraisal rights, a holder of record of Madison BancShares common stock must not vote in favor of the merger agreement and must provide written notice to Madison BancShares before the vote on the merger agreement is taken at the special meeting indicating that such shareholder intends to demand payment if the merger is effectuated. Simply voting against the merger agreement does not satisfy the requirement to give notice. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Madison BancShares, 2122 Palm Harbor Blvd., Unit A, Palm Harbor, Florida, 34683 Attention: Martin W. Gladysz. All such notices must be signed in the same manner as the shares are registered on the books of Madison BancShares. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her appraisal rights.

      A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder's name but that are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Madison BancShares in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to Madison BancShares the record shareholder's written consent to the assertion of such rights before the date specified in the appraisal notice as the due date to execute and return the form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

      Within 10 days after the date the merger becomes effective, Whitney, as successor to Madison BancShares in the merger, will provide each former Madison BancShares shareholder who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate Whitney's estimate of the fair value of Madison BancShares common stock, contain an offer by Whitney to pay the shareholder this estimate of fair value, and be accompanied by a copy of Madison BancShares' financial statements and a copy of Sections 1301-1333 of the FBCA. The appraisal notice will provide that a shareholder may obtain information on the number of shareholders who return the appraisal form and the number of shares owned by those shareholders. It will also indicate the date by which Whitney must be notified if a shareholder wishes to withdraw from the appraisal process.

      A shareholder asserting appraisal rights must execute and return the form to Whitney, as successor to Madison BancShares, and deposit the shareholder's certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who timely returns the form and deposits shares in accordance with the appraisal notice has no further rights as a shareholder, but only has the right to receive "fair value" for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.

      A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the merger agreement, and will receive the merger consideration consisting of a combination of $29.89 cash per share for 35% of his or her Madison BancShares stock and shares of Whitney common stock for 65% of his or her Madison BancShares common stock, if the merger proceeds. A shareholder who complies with the terms of the notice but wishes to withdraw from the appraisal process may do so by notifying Whitney in writing no more than 20 days after the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process in a timely manner may not thereafter withdraw without Whitney's written consent.

      If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after Whitney receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder's estimate of the fair value of the shares plus interest; otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the merger. Once Whitney has made payment of an agreed value as described above, the shareholder will cease to have any further appraisal rights in the shares.

      Currently, because of an inadvertent error by the Florida legislature during the 2003 revision of the appraisal rights law, the FBCA is silent as to what would happen during the appraisal process if Whitney and the shareholder asserting appraisal rights are unable to agree on the fair value of the shares. Although there is no official guidance as to what actions to take in such situation, it is likely that a Florida court would continue to apply the provisions of the former Section 1320 of the FBCA. Under this former provision, Whitney would be required to file, within 30 days after receipt of the shareholders' demand, an appraisal action in a court of competent jurisdiction in the county in which Madison BancShares maintained its registered office, requesting that the fair value of the shares of Madison BancShares common stock be determined. If Whitney fails to file such proceeding, any shareholder asserting appraisal rights may do so in the name of Whitney. All shareholders asserting appraisal rights, except for those that have agreed upon a value with Whitney, are deemed to be parties to the proceeding. In such a proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Whitney would be required to pay each shareholder asserting appraisal rights the amount found to be due within ten (10) days after final determination of the proceedings. At the court's discretion, the judgment may include interest at a rate determined by the court. Upon payment of this judgment, the shareholder would cease to have any further appraisal rights with respect to his or her Madison BancShares shares.

      The court in any appraisal proceeding will determine the costs and expenses (including attorneys' and experts' fees) of any appraisal proceeding and such costs and expenses will be assessed against Whitney. However, all or any part of such costs and expenses (including attorneys' and experts' fees) may be apportioned and assessed against all or some of the shareholders that request an appraisal, in such amount as the court deems equitable, if the court determines that the shareholders acted arbitrarily, vexatiously or not in good faith with the respect to the shareholders' appraisal rights. If the court finds that counsel for one shareholder substantially benefited other shareholders, and attorneys' fees should not be assessed against the corporation, the court may award counsel fees to be paid out of the amounts awarded to benefited shareholders.

      You must do all of the things described in this section and as set forth in Sections 1301-1333 of the Florida Business Corporation Act in order to preserve your appraisal rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the Florida Business Corporation Act. In view of the complexity of these provisions of Florida law, Madison BancShares shareholders who are considering exercising their appraisal rights should consult their legal advisors.

                           INFORMATION ABOUT WHITNEY

GENERAL

      Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended. Whitney's principal banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has been engaged in the general banking business in the greater New Orleans area continuously since 1883. Whitney engages in community banking and serves a market area that covers the five-state Gulf Coast region, stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, through central and south Alabama, and into the western panhandle of Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

      Whitney National Bank provides a broad range of community banking services to businesses and individuals in its market area, including traditional commercial, retail and international banking services. Whitney National Bank offers a variety of transaction and savings deposit products, cash management services, and secured and unsecured loan products, including revolving credit facilities, letters of credit and similar financial guarantees. Whitney National Bank also provides trust and investment management services to retirement plans, corporations and individuals and through Whitney Securities, L.L.C., offers investment brokerage and annuity products.

      At March 31, 2004, Whitney had consolidated total assets of approximately $7.86 billion, consolidated total deposits of approximately $6.30 billion and consolidated shareholders' equity of approximately $872 million. Whitney's and Whitney National Bank's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and Whitney's telephone number is (504) 586-7272.

      Whitney continues to explore opportunities to acquire additional financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through central Florida, although expansion opportunities in other markets are also considered. Thus, at any particular point in time, including the date of this proxy statement-prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve Whitney acquiring such financial institutions in exchange for cash or capital stock. Depending on their terms, these transactions may have a dilutive effect upon the Whitney common stock to be issued in the merger.

MARKET PRICES OF AND DIVIDENDS DECLARED ON WHITNEY COMMON STOCK

      Whitney common stock is included for quotation on The NASDAQ Stock Market under the symbol "WTNY." The following table sets forth for the periods indicated the high and low sale prices per share of Whitney common stock as reported on The NASDAQ Stock Market and the quarterly dividends declared for each such period.

               PRICE RANGE OF COMMON STOCK AND QUARTERLY DIVIDENDS

                         HIGH            LOW    DIVIDEND
                        ------     -----------  --------
2004
First Quarter           $44.00       $39.72       $.33

2003
Fourth Quarter          $41.32       $33.88       $.33
Third Quarter           $36.00       $31.55       $.30
Second Quarter          $34.46       $31.44       $.30
First Quarter           $34.55       $30.75       $.30

2002
Fourth Quarter          $34.72       $29.42       $.30
Third Quarter           $34.00       $26.90       $.27
Second Quarter          $38.75       $30.82       $.27
First Quarter           $34.52       $28.79       $.27

INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents that Whitney has filed or will file with the SEC (File No. 0-1026) are incorporated by reference in this proxy statement-prospectus:

      -     its Annual Report on Form 10-K for the year ended December 31, 2003;

      -     its Quarterly Report on Form 10-Q for the quarter ended
            March 31, 2004;

      - the description of Whitney common stock set forth in Whitney's registration statement under the Securities Exchange Act of 1934, as amended, as updated and modified in its entirety by Whitney's Current Report on Form 8-K filed with the SEC on January 19, 1996; and

      - all documents filed by Whitney with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the date of the Madison BancShares shareholders meeting or the date the offering is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      If you are a beneficial owner of Madison BancShares common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Whitney will provide it to you without charge.

      If you would like to receive any of this information, please call, write or e-mail Whitney at:

                               Investor Relations
                               Whitney Holding Corporation
                               228 St. Charles Avenue
                               New Orleans, Louisiana 70130
                               Telephone: (504) 586-3627
                               E-mail: investor.relations@whitneybank.com

      You should make your request before __________, 2004 in order to receive the information prior to the meeting.

                      INFORMATION ABOUT MADISON BANCSHARES

GENERAL

      Madison BancShares, Inc. was incorporated on May 8, 2001, as a Florida corporation for the purpose of operating as a bank holding company under the Bank Holding Company Act of 1956, as amended. On September 4, 2001, Madison BancShares became the parent company of Madison Bank. Madison BancShares is headquartered in Palm Harbor, Florida. Madison

BancShares' principal asset is the capital stock of Madison Bank and its primary source of income is dividends from Madison Bank.

      Madison Bank commenced banking operations in Palm Harbor, Florida, on December 15, 1985, as a state-chartered savings and loan association. Madison Bank converted to a state commercial bank charter on June 30, 1997. Madison Bank operates four full-service banking offices: the main office in Palm Harbor, and branch offices in Tarpon Springs, Port Richey and New Port Richey, Florida. Madison Bank's operations center and off-site executive offices are located in Palm Harbor. A branch located in Largo, Florida was sold in February 2003. Madison Bank's primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans.

      Since converting to a commercial bank charter, Madison Bank has transitioned its loan portfolio from that of a traditional savings and loan, comprised of mostly conventional residential loans and home equity loans, to that of a commercial bank loan portfolio, comprised of commercial real estate, commercial and consumer loans, and adjustable rate mortgage loans. Madison Bank offers a broad range of retail and commercial banking products, including various types of deposit accounts and loans for businesses and consumers.

      At March 31, 2004, Madison BancShares had consolidated total assets of approximately $215.2 million, consolidated total deposits of approximately $170.3 million, and consolidated shareholders' equity of approximately $17.7 million.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

      On December 27, 2001, Madison BancShares' stock began trading on The NASDAQ SmallCap Market under the symbol "MDBS." As of ________, 2004, there were _____ registered holders of common stock of Madison BancShares and approximately
_____ street name holders.

      Madison BancShares has paid the following cash and stock dividends to its shareholders:

Date             Amount                               Cash/Stock
11-15-01         $.05 per share                          Cash
05-24-02         $.06 per share                          Cash
12-23-02         5% of outstanding
                 shares                                  Stock
05-30-03         $.06 per share                          Cash
05-04-04         $.10 per share                          Cash

      Shareholders of record on May 5, 2003 received a five-for-four stock split on May 15, 2003.

      The following table sets forth the high and low bid prices for Madison BancShares' common stock quoted on The NASDAQ SmallCap Market.

                           PRICE RANGE OF COMMON STOCK

                         HIGH        LOW
                        ------     --------
2004
First Quarter           $29.20       $16.29

2003
Fourth Quarter          $16.80       $13.00
Third Quarter           $13.75       $12.23
Second Quarter          $14.89       $12.59
First Quarter           $13.32       $11.75

2002
Fourth Quarter          $12.35       $10.58
Third Quarter           $12.08       $10.81
Second Quarter          $12.02       $ 8.30
First Quarter           $ 8.49       $ 7.32

      -     Adjusted for the stock dividends and split described above.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents that Madison BancShares has filed or will file with the SEC (File No. 0-32687) are incorporated by reference in this proxy statement-prospectus:

      - its Annual Report on Form 10-KSB for the year ended December 31, 2003, a copy of which is enclosed with this proxy statement-prospectus;

      - its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, a copy of which is enclosed with the proxy statement-prospectus;

      -     its Current Report on Form 8-K filed on January 14, 2004;

      -     its Current Report on Form 8-K filed on April 22, 2004;

      - the description of the Madison BancShares common stock set forth in Madison BancShares registration statement under the Securities Exchange Act of 1934, as amended, filed with the SEC on August 6, 2001; and

      - all documents filed by Madison BancShares with the SEC pursuant to Sections 13(a), 13(c), or 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the date of the Madison BancShares shareholders special meeting or the date the offering is terminated will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

                                  OTHER MATTERS

      Madison BancShares' management is not aware of any other matters to be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

                                  LEGAL MATTERS

      Phelps Dunbar, L.L.P., New Orleans, Louisiana, has provided an opinion as to the validity of the shares of common stock that Whitney will issue in the merger. The federal tax consequences of the merger will be passed upon by Alston & Bird, LLP.

                                     EXPERTS

      PricewaterhouseCoopers LLP has served as Whitney's independent registered public accounting firm since May 2002. Arthur Andersen LLP served as Whitney's independent auditors prior to that time.

      The consolidated financial statements of Whitney incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Whitney for the fiscal year ended December 31, 2001 incorporated by reference in this proxy statement-prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in its report, which is incorporated by reference in this proxy statement-prospectus. Whitney was unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its report in this proxy statement-prospectus, and we have dispensed with the requirement to file that consent in reliance on Rule 437a under the Securities Act of 1933, as amended. Because Arthur Andersen LLP has not consented to the inclusion of its report in this proxy statement-prospectus, your ability to assert claims against Arthur Andersen LLP may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements, and therefore your right of recovery under that section may be limited. See "Risk Factors -- Risks Relating to Prior Auditors."

      Hacker, Johnson & Smith PA has served as Madison BancShares' independent registered public accounting firm since 2001 and as Madison Bank's independent auditors since 1992. The consolidated financial statements and the related financial statement schedules of Madison BancShares and its subsidiary as of December 31, 2003 and 2002 and for each of the years then ended set forth in the Annual Report on Form 10-KSB attached and incorporated by reference in this proxy statement-prospectus have been audited by Hacker, Johnson & Smith PA, independent registered public accounting firm, as stated in its reports, which are incorporated by reference in this proxy statement-prospectus. Such financial statements and reports are incorporated by reference in reliance on Hacker, Johnson & Smith PA, given on their authority as experts in accounting and auditing.

      The enclosed proxy is solicited by Madison BancShares' board of directors. The board urges you to sign the enclosed proxy and return it promptly in the enclosed envelope.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            OF MADISON BANCSHARES, INC.

                                            Robert B. McGivney, President

              IMPORTANT NOTICE FOR MADISON BANCSHARES' SHAREHOLDERS

      IF YOU CANNOT LOCATE YOUR MADISON BANCSHARES COMMON STOCK CERTIFICATE(S), PLEASE CONTACT MARTIN W. GLADYSZ AT MADISON BANK, 2122 PALM HARBOR BOULEVARD, UNIT A, PALM HARBOR, FLORIDA 34683 TELEPHONE NUMBER (727) 786-3888. IF YOU HAVE MISPLACED YOUR STOCK CERTIFICATES OR IF YOU HOLD CERTIFICATES IN NAMES OTHER THAN YOUR OWN AND WISH TO VOTE IN PERSON AT THE SPECIAL MEETING, WE ENCOURAGE YOU TO RESOLVE THOSE MATTERS BEFORE THE MEETING.

      PLEASE DO NOT SEND YOUR MADISON BANCSHARES STOCK CERTIFICATES AT THIS
TIME.

                     WHERE TO OBTAIN ADDITIONAL INFORMATION

      Whitney and Madison BancShares are publicly traded companies and are required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Whitney and Madison BancShares. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Whitney at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      Whitney has filed a registration statement on Form S-4 with the SEC that registers the Whitney common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Whitney and a proxy statement of Madison BancShares for the special meeting.

      This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Whitney and the Whitney common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

      Whitney has supplied all of the information contained in this proxy statement-prospectus relating to Whitney and Whitney National Bank. Madison BancShares has supplied all of the information relating to Madison BancShares and Madison Bank.

      This proxy-statement-prospectus incorporates by reference important business and financial information about Whitney and Madison BancShares that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Regarding Whitney:                                   Regarding Madison BancShares:

Investor Relations                                   Madison BancShares, Inc.
Whitney Holding Corporation                          Martin W. Gladysz
228 St. Charles Avenue                               2122 Palm Harbor Boulevard, Unit A
New Orleans, Louisiana 70130                         Palm Harbor, Florida  34683
Telephone: (504) 586-3627                            Telephone:  (727) 786-3888
E-mail: investor.relations@whitneybank.com           Email: Marty.gladysz@Madison-bank.com

      YOU SHOULD MAKE YOUR REQUEST BEFORE ____________, 2004 IN ORDER TO RECEIVE THE INFORMATION PRIOR TO THE MEETING.

      You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus to vote your shares at the Madison BancShares special meeting. Madison BancShares and Whitney have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated ________, 2004. You should not assume that the information contained in the proxy statement-prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement-prospectus to Madison BancShares' shareholders nor the issuance of Whitney common stock in the merger will create any implication to the contrary.

                                   APPENDIX A

                       AGREEMENT AND PLAN OF MERGER AMONG
                          WHITNEY HOLDING CORPORATION,
                             WHITNEY NATIONAL BANK,
                          MADISON BANCSHARES, INC. AND
                                  MADISON BANK

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made March 19, 2004 among Whitney Holding Corporation ("Whitney"), a Louisiana corporation, and Whitney National Bank ("WNB"), a national banking association, on the one hand, and Madison Bancshares, Inc. ("Holding"), a Florida corporation, and Madison Bank (the "Bank"), a Florida state banking association, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the "Constituent Corporations."

                                    PREAMBLE

         WHEREAS, the boards of directors of Whitney and Holding have determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the "Company Merger") on the terms and subject to the conditions set forth in this Agreement. The boards of directors of WNB and the Bank have each determined that it is desirable and in the best interests of each such institution and its respective sole shareholder that the Bank merge into WNB (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement (as hereinafter defined). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers."

         NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         SECTION 1. THE MERGERS AND CLOSING

         1.01.    MERGERS

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into Whitney, which will be the surviving corporation, in accordance with the Louisiana Business Corporation Law (the "LBCL") and the Florida Business Corporation Act (the "FBCA"), and the separate corporate existence of Holding shall thereupon cease.

         (b) Prior to the Effective Date, unless Whitney elects to delay the Bank Merger in accordance with the proviso contained in Section 1.02 hereof, the Boards of Directors of WNB and the Bank will execute a merger agreement in substantially the same form as the agreement annexed hereto as Exhibit 1.01(b) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, the Bank will merge with and into WNB, which shall be the surviving bank.

         (c) Effects of Mergers. The Company Merger shall have the effects set forth in the LBCL and the FBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the property and assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the national banking laws and the banking laws of the State of Florida. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of the

                               Appendix A--Page 1

Bank will become the property and assets, rights, privileges, debts, liabilities and obligations of WNB as the surviving association in the Bank Merger.

         1.02.    THE CLOSING

         The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 9:00 a.m., New Orleans time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of
Section 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon ten days notice following satisfaction of such conditions; provided, however, that in no event shall the Closing occur in the last calendar month of any Whitney fiscal quarter. The date on which the Closing occurs is herein called the "Closing Date." If all conditions set forth in
Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) Holding and Whitney shall, as applicable, execute a certificate of merger complying with the requirements of
Section 112(F) of the LBCL (the "LA Certificate of Merger") and the appropriate officers of Holding and Whitney shall execute, deliver and acknowledge articles of merger in substantially the form set forth in Exhibit 1.02(c) hereof (the "FL Articles of Merger") in accordance with the FBCA, (d) the appropriate officers of the parties shall execute, deliver and acknowledge the Bank Merger Agreement and (e) the parties shall take such further action as is required to effect the Mergers and to otherwise consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that Whitney may, in its sole discretion, delay execution, delivery, acknowledgment and filing of the Bank Merger Agreement and the consummation of the Bank Merger until such time as it deems appropriate. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of Section 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

         1.03.    THE EFFECTIVE DATE AND TIME

         Immediately following (or concurrently with) the Closing, the LA Certificate of Merger shall be filed with and recorded by the Secretary of State of Louisiana and the FL Articles of Merger shall be filed with and recorded by the Florida Department of State. The Company Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified in the LA Certificate of Merger. Subject to Section 1.02, the Bank Merger Agreement will be filed with and recorded by the Office of the Comptroller of the Currency (the "OCC") and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

         1.04. SURVIVING CORPORATIONS

         (a) Company Merger. The Articles of Incorporation and By-Laws of Whitney, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and By-Laws of Whitney as the surviving corporation in the Company Merger. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Whitney common stock, no par value ("Whitney Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after

                               Appendix A--Page 2
the Effective Time. At the Effective Time, the shares of Holding Common Stock (as hereinafter defined in Section 2.01) shall be converted as set forth in
Section 2.

         (b) Bank Merger. The Articles of Association and Bylaws of WNB as in effect immediately prior to the effective time of the Bank Merger shall remain unchanged by reason of the Bank Merger and shall be the Articles of Association and Bylaws of WNB as the surviving entity in the Bank Merger. The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers of WNB as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of WNB as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

         1.05.    TAX CONSEQUENCES

         It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         SECTION 2. CONVERSION OF STOCK IN THE COMPANY MERGER

         2.01.    CONVERSION OF SHARES

         All of the shares of Whitney Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Company Merger. The manner and basis of converting the shares of common stock par value $0.08 per share, of Holding (the "Holding Common Stock") upon consummation of the Company Merger shall be as follows:

         (a) At the Effective Time, by virtue of the Company Merger and without any action on the part of Whitney, Holding or the holders of Holding Common Stock:

                  (i) Subject to the other provisions of this Section 2.01, each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Holding or any of its subsidiaries (other than in a fiduciary capacity), and shares of Holding Common Stock as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Sections 607.1301-607.1320 of the Florida Statutes ("Dissenters' Shares"), shall be converted into the right to receive the appropriate elected or otherwise assigned Merger Consideration (as hereinafter defined). The "Merger Consideration" shall mean either (a) cash in the amount of the Price Per Share (as defined below), without interest (the "Cash Consideration"), (b) the number of shares of Whitney Common Stock, rounded to the nearest thousandth, equal to the Price Per Share divided by the Average Market Price (as defined below) (the "Stock Consideration"), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subsection (iii) of this subsection 2.01(a). As used in this Agreement, the following terms shall have the meanings set forth below:

                           (A)      "Average Market Price" means the average of
the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for any typographical errors); provided, however, that if the Average

                               Appendix A--Page 3

Market Price as calculated above is less than $36.67, the Average Market Price for purposes of this Agreement shall be $36.67, and if the Average Market Price as calculated above is greater than $46.67, the Average Market Price for purposes of this Agreement shall be $46.67.

                           (B)      "Price Per Share" means $29.89 (less an
amount equal to (x) the aggregate amount of any expenses incurred by Holding or Bank in connection with the Company Merger in excess of the Permitted Expenses (as defined in subsection 6.02(b) of this Agreement) divided by (y) the number of shares of Holding Common Stock outstanding immediately prior to the Effective
Time).

                  (ii) The number of shares of Holding Common Stock to be converted into the right to receive Cash Consideration (including any such shares subject to the cash portion of a Combination Election (as defined below)) shall be 35% of the number of shares of Holding Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (ix) of this subsection 2.01(a) and any Dissenters' Shares) (the "Maximum Cash Election Number"). The number of shares of Holding Common Stock to be converted into the right to receive Stock Consideration (including any such shares subject to the stock portion of a Combination Election) shall be 65% of the number of shares of Holding Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause
(ix) of this subsection 2.01(a) and any Dissenters' Shares) (the "Maximum Stock Election Number").

                  (iii) Subject to the proration and election procedures set forth in this subsection 2.01(a), each holder of record of shares of Holding Common Stock (excluding any treasury shares, shares held by Holding or any of its subsidiaries of Whitney or Holding (other than in a fiduciary capacity), and Dissenters' Shares) will be entitled to elect to receive (a) Cash Consideration for all such shares (a "Cash Election"), (b) Stock Consideration for all of such shares (a "Stock Election") or (c) Cash Consideration for 35% of such shares and Stock Consideration for 65% of such shares (a "Combination Election"). All such elections shall be made on a form designed for that purpose prepared by Whitney and reasonably acceptable to Holding (a "Form of Election"). Holders of record of shares of Holding Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Holding Common Stock held by each such Representative for a particular beneficial owner.

                           Whitney, with the assistance of Holding, shall mail
the Form of Election to all persons who are holders of Holding Common Stock on the record date for the shareholders meeting described in Section 5.09 of this Agreement (the "Special Meeting"), on a date that is not less than twenty (20) business days prior to the Effective Time, and thereafter each of Whitney and Holding shall each use its reasonable efforts to (x) mail the Form of Election to all persons who become holders of Holding Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Palm Harbor, Florida time, on the date ten business days prior to the anticipated Effective Time and (y) make the Form of Election available to all persons who become holders of Holding Common Stock subsequent to such day and no later than the close of business on the fifth business day prior to the Effective Time. A Form of Election must be received by Whitney in the manner described below no later than by the close of business on the fifth business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections will be irrevocable.

                  (v) Elections shall be made by holders of Holding Common Stock by mailing, faxing or otherwise delivering to Whitney, in a manner acceptable to Whitney, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to Whitney. Whitney will have the discretion to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Whitney in such

                               Appendix A--Page 4
matters shall be conclusive and binding. Whitney will not be under any obligation to notify any person of any defect in a Form of Election.

                  (vi) A holder of Holding Common Stock who does not submit a Form of Election that is received by Whitney prior to the Election Deadline shall be deemed to have made a Combination Election. If Whitney shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Holding Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

                  (vii) All shares of Holding Common Stock which are subject to Cash Elections are referred to herein as "Cash Election Shares." All shares of Holding Common Stock which are subject to Stock Elections are referred to herein as "Stock Election Shares." If, after the results of the Forms of Election are calculated, the number of shares of Holding Common Stock to be converted into shares of Whitney Common Stock exceeds the Maximum Stock Election Number, Whitney shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a prorata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved. If, after the results of the Forms of Election are calculated, the number of shares of Holding Common Stock to be converted into cash exceeds the Maximum Cash Election Number, Whitney shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a prorata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved. Holders who make (or who are deemed to have made) Combination Elections will not be subject to the redesignation procedures described herein. Whitney shall make all computations contemplated by this subsection 2.01(a) and all such computations shall be conclusive and binding on the holders of Holding Common Stock.

                  (viii) After the redesignation procedure set forth in this subsection 2.01(a) is completed, all Cash Election Shares and 35% of the shares of Holding Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and 65% of the shares of Holding Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Holding certificates previously evidencing shares of Holding Common Stock shall be exchanged, as applicable, for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. Notwithstanding the foregoing, however, no fractional shares of Whitney Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to subsection 2.01(b).

                  (ix) Each share of Holding Common Stock held in the treasury of Holding or any subsidiary of Holding (other than in a fiduciary capacity) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

         (b) No certificates or scrip representing fractional shares of Whitney Common Stock will be issued as a result of the Company Merger. In lieu of the issuance of fractional shares pursuant to subsection 2.01(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Holding Common Stock in respect of any fraction of a share of Whitney Common Stock that would otherwise be issuable to such holder of Holding Common Stock, and the amount of such cash adjustment

                               Appendix A--Page 5
shall be determined by multiplying the fraction of a share of Whitney Common Stock otherwise issuable by the Average Market Price, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

         (c) Any Stock Options under the Stock Options Plans (as such terms are hereinafter defined) that are outstanding at the Effective Time shall be converted into options to acquire shares of Whitney Common Stock in the manner set forth in Section 5.25 of this Agreement as if the holder thereof had made a Stock Election, but such options shall have no effect in determining any redesignation pursuant to subsection 2.01(a).

         2.02.    EXCHANGE OF CERTIFICATES; DISSENTERS' SHARES

         (a) After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock, other than Dissenters' Shares and treasury shares, upon surrender thereof to Whitney, together with duly executed transmittal materials provided pursuant to subsection 2.02(b) or upon compliance by the holder or holders thereof with the procedures of Whitney with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any Merger Consideration payable in exchange for such shares.

         (b) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each shareholder of record of Holding at the Effective Time, excluding the holders, if any, of Dissenters' Shares, transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (as hereinafter defined) shall pass, only upon proper delivery of the Certificates to Whitney) for use in exchanging certificates of Holding Common Stock (the "Certificates").

         (c) Payment of Merger Consideration. Upon surrender to Whitney of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration (in the form or forms elected by such holder subject to the provisions hereof) deliverable in respect of the shares of Holding Common Stock represented by such Certificate, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of the Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Whitney that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate (other than Certificates representing Dissenters' Shares) shall represent for all purposes the right to receive the corresponding portion of the Merger Consideration without any interest thereon. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

         (d) Dissenters' Shares. Notwithstanding anything in this Agreement to the contrary, Dissenters' Shares shall not be converted into or be exchangeable for the right to receive the corresponding portion of the Merger Consideration provided in subsection 2.01(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the FBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Holding Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the corresponding portion of the Merger Consideration without any interest thereon.

                               Appendix A--Page 6

         2.03.    CLOSING TRANSFER BOOKS

         At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of the Bank shall be closed and no transfer of shares of Bank Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of Whitney Common Stock issued and cash payments paid upon surrender for exchange of certificates representing shares of Holding Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such certificates.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE BANK

         Holding and the Bank represent and warrant to Whitney and WNB that, except as disclosed in the schedule of exceptions delivered by Holding's consolidated group to Whitney (the "Schedule of Exceptions"), as of the date of this Agreement and as of the Closing Date:

         3.01.    CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION

         "Holding's consolidated group," as such term is used in this Agreement, consists of Holding and the Bank. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The Bank is a state banking association, duly organized, validly existing and in good standing under the laws of the Florida and is domiciled in the State of Florida. Each of Holding and the Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations or business.

         3.02.    CAPITAL STOCK; OTHER INTERESTS

         As of March 12, 2004, the authorized capital stock (i) of Holding consists of 5,000,000 shares of Holding Common Stock, of which 2,171,261 shares are issued and outstanding and there are no shares held as treasury stock, and 1,000,000 shares of Preferred Stock, at $0.01 par value, of which no shares are issued and outstanding; and (ii) of the Bank consists of 3,000,000 shares of common stock, $1.10 par value per share ("Bank Common Stock"), of which 1,491,656 shares are issued and outstanding and there are no shares held as treasury stock, and 2,000,000 shares of convertible preferred stock, $1.00 par value per shares, of which no shares are issued and outstanding. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. All of the outstanding shares of capital stock of the Bank are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances, other than the pledge of all shares of the Bank's capital stock as collateral for a loan in the amount of $5,000,000 with The Bankers Bank. Other than outstanding options to acquire up to an aggregate of 69,541 shares of Holding Common Stock (the "Stock Options") granted pursuant to the Bank's Amended and Restated 1998 Key Employee Stock Compensation Program, as amended December 17, 2002 (the "Employee Stock Program"), and the Bank's Amended and Restated 1998 Directors' Stock Option Plan (the "Directors Stock Plan") (collectively, the "Stock Option Plans"), which Stock Option Plans were assumed by Holding on November 19, 2001, and all of which Stock Options will be either exercised prior to the Effective Time in exchange for the cash payment to Holding of the exercise price therefore or surrendered prior to the Effective Time in exchange for a cash payment in accordance with subsection 6.02(h) of this Agreement, no member of Holding's

                               Appendix A--Page 7
consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Holding and Holding's shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. Except as set forth on
Schedule 3.02 of the Schedule of Exceptions, no member of Holding's consolidated group has any subsidiaries (other than the Bank) or any direct or indirect ownership interest in any firm, corporation, partnership or other entity.

         3.03.    CORPORATE AUTHORIZATION; NO CONFLICTS

         Subject to the approval of this Agreement and the Bank Merger Agreement by the shareholders of Holding and the Bank, respectively, in accordance with the FBCA, Florida state banking laws and applicable federal law, all corporate acts and other proceedings required of Holding and the Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to their approval by the shareholders of Holding and the Bank and to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Holding and the Bank and are enforceable against Holding and the Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.03 of the Schedule of Exceptions, with respect to each of Holding and the Bank, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         3.04.    FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS

         (a)      Holding has delivered to Whitney true and complete copies of
(i) the consolidated balance sheets as of December 31, 2001 and December 31, 2002 of Holding and its subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants with respect thereto as presented in Holding's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Financial Statements"); (ii) the unaudited consolidated balance sheets as of September 30, 2003 and September 30, 2002 of Holding and its subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the nine-month periods then ended, as presented in Holding's Quarterly Reports on Form 10-QSB filed with the SEC under the Exchange Act (collectively, the "Interim Financial Statements");
(iii) the unaudited

                               Appendix A--Page 8
consolidated balance sheets as of December 31, 2003 of Holding and its subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the year then ended; (iv) all monthly reports and financial statements of Holding and its subsidiaries that were prepared for Holding's or the Bank's Board of Directors since September 30, 2003; (v) the annual report of Bank Holding Companies to the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for the year ended December 31, 2002, of Holding and its subsidiaries required to file such reports; (vi) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Florida Department of Financial Services, Office of Financial Regulation (the "FL OFR") since December 31, 1999, of Holding's and its subsidiaries required to file such reports; (vii) Holding's Annual Report to Shareholders for the year ended 2002 and all subsequent Quarterly Reports to Shareholders; (viii) all registration statements and reports filed since December 31, 2000 pursuant to the Securities Act of 1933, as amended (the "Securities Act") and pursuant to Section 13 or 15(d) of the Exchange Act, of Holding and its subsidiaries required to file such reports; and
(ix) all proxy or information statements (or similar materials) disseminated to Holding's shareholders or the shareholders of any of its subsidiaries at any time since December 31, 1999.

         (b) The Financial Statements and the Interim Financial Statements have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the financial position, results of operations, changes in shareholders' equity and cash flows of Holding and its subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), none of Holding and its subsidiaries has had, nor are any of such members' assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) which is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the SEC, the FDIC, the FL OFR, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank since January 1, 2001, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the SEC, the FDIC, the FL OFR, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Financial Statements and the Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney. Holding and the Bank have timely filed all reports and other documents required to be filed by them under the Securities Act and the Exchange Act.

         3.05.    LOAN AND INVESTMENT PORTFOLIOS

         All loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet
(a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its

                               Appendix A--Page 9
consolidated group and are the legal, valid and binding obligations of the obligors thereof, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured, to the knowledge of Holding, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of Holding's consolidated group as of such date, have been delivered to Whitney. Except as specifically set forth on Schedule 3.05 of the Schedule of Exceptions, neither Holding nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Holding's consolidated group to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Holding's consolidated group or the FDIC, the Bank, the FRB or the FL OFR, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

         3.06.    ADEQUACY OF ALLOWANCES FOR LOSSES

         Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank which are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet.

         3.07.    ABSENCE OF CERTAIN CHANGES OR EVENTS

         Since the date of the Latest Balance Sheet, except as provided in subsection 5.07(a), Holding has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding's capital stock. In the event that Holding declares any dividends prior to Closing, Whitney and Holding shall cooperate in selecting the record date of Holding's dividends for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of Holding Common Stock do not receive both a dividend in respect of their shares of Holding Common Stock and Whitney Common Stock. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Holding or the Bank) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Holding and the Bank, taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet:

         (a) except as set forth on Schedule 3.07(a) of the Schedule of Exceptions, borrowed any money or entered into any capital lease or leases; or, except in the ordinary course of business consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or

                              Appendix A--Page 10
transferred any of its assets in excess of $50,000.00 in the aggregate or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

         (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

         (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus noninterest bearing deposits such that any such material change would have a material adverse effect on the Bank (for purposes of this subsection 3.07(c), the term "material adverse effect" shall mean, with respect to the Bank, any effect or effects which taken individually or in the aggregate are, or can reasonably be expected to be, material and adverse to the Bank's financial condition, results of operations or business);

         (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

         (e) received notice that one or more substantial customers have terminated or intends to terminate such customers' relationship with it, with the result being a material adverse effect on the Bank (for purposes of this subsection 3.07(e), the term "material adverse effect" shall have the meaning set forth in subsection 3.07(c) hereof);

         (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

         (g) incurred any material loss except for losses adequately provided for on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

         (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

         (i) except as set forth on Schedule 3.07(i) of the Schedule of Exceptions, made any capital expenditure or capital addition or betterment in excess of $50,000.00;

         (j) except as set forth in Schedule 3.07(j) of the Schedule of Exceptions, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000.00;

         (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements;

         (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate

                              Appendix A--Page 11
consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully provided for in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business;

         (m) entered into any agreement, contract or commitment to do any of the foregoing; or

         (n) authorized or issued any additional shares of Holding Common Stock, Holding preferred stock, Bank Common Stock or Bank convertible preferred stock, other than (i) the issuance of shares of Holding Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement to purchase Holding Common Stock, (ii) the surrender of Stock Options prior to the Effective Time in exchange for a cash payment in accordance with subsection 6.02(h) of this Agreement or (iii) the grant of 400 shares of Holding Common Stock to each nonemployee director of Holding as part of an annual retainer, which shares were issued by Holding on January 2, 2004, subject to shareholder approval.

         3.08.    TAXES

         Each member of Holding's consolidated group has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment, intangible and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, other than taxes which are being contested in good faith and for which adequate accruals have been made on the Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. To Holding's knowledge, the consolidated federal income tax returns of Holding's consolidated group have never been audited by the Internal Revenue Service. No audit or examination is presently being conducted by any taxing authority nor has any member of Holding's consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

         3.09.    TITLE TO ASSETS

         (a) On the date of the Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and marketable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and marketable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such

                              Appendix A--Page 12
imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member of such property. No real property held by any member of Holding's consolidated group, or any real property subject to a security interest, has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Hazardous Materials (as hereinafter defined).

         (b) With respect to each lease of any real property or personal property to which any member of Holding's consolidated group is a party (whether as lessee or lessor), except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

         (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

         3.10.    LEGAL MATTERS

         (a) To the knowledge of Holding, (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of Holding's consolidated group nor
(ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding's consolidated group that, if adversely determined, would have a material adverse effect on Holding's consolidated group.

         (b) To the knowledge of Holding, each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

         (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority.

         (d) No member of Holding's consolidated group is subject to any written agreement, memorandum or order with or by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority.

         (e) To the knowledge of Holding, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be

                              Appendix A--Page 13
made against any officer, director, advisory director or employee of Holding's consolidated group, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member.

         3.11.    EMPLOYEE BENEFIT PLANS

         (a) Except for the plans, policies, contracts and arrangements listed on Schedule 3.11(a) of the Schedule of Exceptions (the "Employee Benefit Plans"), no member of Holding's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan, payroll practice, severance pay arrangement, employment agreement or similar arrangement, whether or not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which Holding or the Bank employees participate or under which Holding or the Bank employees are entitled to compensation or benefits. Each of the Employee Benefit Plans has been maintained and administered in all material respects in compliance with its terms, the applicable provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No Employee Benefit Plan, including any "party in interest" or "disqualified person" with respect thereto, has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no claim relating to any of the Employee Benefit Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the Employee Benefit Plans or the assets thereof. Each member of Holding's consolidated group has complied in all material respects with the applicable reporting and disclosure requirements of ERISA and the Code. None of the Employee Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. No member of Holding's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code or under similar requirements of state law.

         (b) True and complete copies of all Employee Benefit Plans (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500, if applicable, with respect to such plan or arrangement have been delivered to Whitney with the Schedule of Exceptions. No such Employee Benefit Plan or other plan constitutes a defined benefit pension plan or has any "accumulated funding deficiency" within the meaning of the Code.

         (c) All group health plans of any member of Holding's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof, and all such group health plans are in compliance in all material respects with the notice, certification and design requirements imposed under Section 701 of ERISA, et seq. (Health Insurance Portability and Accountability Act of 1996).

                              Appendix A--Page 14

         (d) With respect to each Employee Benefit Plan previously or currently sponsored or maintained by any member of Holding's consolidated group, or to which any member of Holding's consolidated group previously made or is currently making contributions, which is ongoing or has been terminated by any member of Holding's consolidated group, no event has occurred and no condition exists that would subject Holding, the Bank, Whitney or WNB to any tax, penalty, fine or other liability as a result of the sponsorship, contribution to or maintenance of such Employee Benefit Plan.

         (e) No payment or benefit made, to be made or due to any participant under the Employee Benefit Plans, the Stock Option Plans, or other arrangement on account of the transactions contemplated hereunder will be deemed to constitute an "excess parachute payment" within the meaning of Code Section 280G and the regulations promulgated thereunder unless such payment receives shareholder approval as required by the Code.

         (f) Each grant, award or other form of incentive relating to shares of Holding Common Stock made under the Employee Benefit Plans and/or the Stock Option Plans was granted or awarded in compliance with all applicable laws, including Federal and state securities laws.

         3.12.    INSURANCE POLICIES

         Each member of Holding's consolidated group maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached as Schedule 3.12 to the Schedule of Exceptions. No member of Holding's consolidated group is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and neither Holding nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

         3.13.    AGREEMENTS

         (a)      No member of Holding's consolidated group is a party to:

                  (i)      any collective bargaining agreement;

                  (ii) any employment or other agreement or contract with or commitment to any employee other than the Employee Benefit Plans and the Employee Stock Option Program; the employment related agreements, arrangements, policies and practices referred to in Schedule 3.13(a)(ii) of the Schedule of Exceptions; and, such employment related agreements as are terminable without penalty upon not more than 30 days notice by the employer;

                  (iii) any obligation of guaranty or indemnification, other than as set forth on Schedule 3.13(a)(iii) of the Schedule of Exceptions, except such indemnification of officers, directors, employees and agents of Holding's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

                              Appendix A--Page 15

                  (iv) any agreement, contract or commitment which is or if performed will be materially adverse to the financial condition, results of operations or business of Holding's consolidated group;

                  (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Florida state or national banks, or the subsidiaries of either Holding or the Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance) except those designated as such on Schedule 3.13(b) of the Schedule of Exceptions; or

                  (vi) any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency, nor has any member of Holding's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

         (b) Schedule 3.13(b) of the Schedule of Exceptions contains a list of each agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements that are not material) to which any member of Holding's consolidated group is a party or which affects any such member. To Holding's knowledge, no member of Holding's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. Neither Holding nor the Bank is in violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

         3.14.    LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS

         Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of the Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

         3.15.    CORPORATE DOCUMENTS

         Holding has delivered to Whitney, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended and currently in effect. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group have been made available to Whitney and are current, complete and correct in all material respects.

         3.16.    CERTAIN TRANSACTIONS

         No past or present director, executive officer or five percent or greater shareholder of any member of Holding's consolidated group has, since January 1, 2003, engaged in any transaction or series of transactions which, if such member had been subject to Section 14(a) of the Exchange Act, would be required to be disclosed pursuant to Item 404 of Regulation S-B of the Rules and Regulations of the SEC.

         3.17.    BROKER'S OR FINDER'S FEES

         Except for Hovde Financial, LLC ("Hovde"), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated December 16, 2003 (a copy of which has been provided to

                              Appendix A--Page 16

Whitney) (the "Hovde Agreement"), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         3.18.    ENVIRONMENTAL MATTERS

         (a)      (i)      Each member of Holding's consolidated group has
obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;

                  (ii) Each member of Holding's consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

                  (iii) To Holding's knowledge, there are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to any member of Holding's consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

                  (iv) To Holding's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding's consolidated group, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

                  (v) To Holding's knowledge, no member of Holding's consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately provided for on the Latest Balance Sheet.

         (b) "Environmental Law Requirement" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and

                              Appendix A--Page 17
abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

         (c) "Hazardous Materials" shall mean: (A) any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder;
(B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R. Section 280.12 or the FL Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction; (F) any nonhazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

         (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         (e) There is currently no contamination of the Subject Properties by stachybotrys chartarum mold or other mold presenting a hazard to human health, and Holding has no knowledge of any event or condition that could result in such contamination of the Subject Properties in the future.

         3.19.    COMPLIANCE WITH LAWS

         Each member of Holding's consolidated group is in compliance in all material respects with all applicable laws, rules, regulations, orders, writs, judgments and decrees. There are no governmental investigations pending or, to Holding's knowledge, threatened against any member of Holding's consolidated group. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

         3.20.    INTELLECTUAL PROPERTY

         (a) Schedule 3.20 of the Schedule of Exceptions sets forth a complete list of all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by either Holding or the Bank in the operation of their business and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by either Holding or the Bank (the "Intellectual Property"), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of Holding and the Bank is the sole and exclusive owner of the Intellectual Property listed on
Schedule 3.20 as being owned by it, with the sole and exclusive right, except to the extent indicated

                              Appendix A--Page 18
therein, to use and license such property. No claim has been asserted or threatened seeking cancellation or concurrent use of any registered trademark, tradename or service mark listed on Schedule 3.20.

         (b) There are no claims, demands or suits pending or threatened against either Holding or the Bank claiming an infringement by either Holding or the Bank of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with their business; none of the Intellectual Property or, as the case may be, the rights granted to Holding or the Bank in respect thereof, infringes on the rights of any person or is being infringed upon by any person, and none is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of their use by either Holding or the Bank.

         3.21.    COMMUNITY REINVESTMENT ACT

         The Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         3.22.    LOANS TO EXECUTIVES; INTERNAL CONTROLS

         Holding has not, directly or indirectly, including through the Bank or any other subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan to or for any director or executive officer (or an equivalent thereof) in violation of Section 13(k) of the Exchange Act. Holding and the Bank have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Holding and the Bank have devised and maintained a system of disclosure controls and procedures sufficient to assure that information required to be disclosed by Holding in the reports that it files or submits under the Exchange Act is accumulated and communicated to Holding's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosures.

         3.23.    ACCURACY OF STATEMENTS

         No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF WHITNEY AND WNB

         Whitney and WNB represent and warrant to Holding and the Bank that as of the date of this Agreement and as of the Closing Date:

         4.01.    CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION.

         "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and WNB. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB have all requisite

                              Appendix A--Page 19
corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Bank Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group, taken as a whole.

         4.02.    CAPITAL STOCK

         As of the date of this Agreement, the authorized capital stock of Whitney consists of 100,000,000 shares of Whitney Common Stock. As of February 29, 2004, 40,555,744 shares of Whitney Common Stock were issued and outstanding and 0 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

         4.03.    CORPORATE AUTHORIZATION; NO CONFLICTS

         Subject to approval of the Bank Merger Agreement by WNB's Board of Directors and by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Whitney and WNB as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or its by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         4.04.    FINANCIAL STATEMENTS; REPORTS AND PROXY STATEMENTS

         (a) Whitney has delivered to Holding true and complete copies of the (i) consolidated balance sheets as of December 31, 2001 and December 31, 2002 of Whitney and its subsidiaries, the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC (collectively, the "Whitney Financial Statements"); and (ii) the unaudited consolidated balance sheet as of September 30, 2003 of Whitney and its subsidiaries and the

                              Appendix A--Page 20
related unaudited statements of income and cash flows for the nine-month period then ended, as presented in Whitney's quarterly report on Form 10-Q for the quarter then ended filed with the SEC (the "Whitney Interim Financial Statements").

         (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney and its subsidiaries for the respective periods covered thereby and the consolidated financial condition of Whitney and its subsidiaries as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), none of Whitney and its subsidiaries has had, nor are any of such members' assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured), which is not reflected and adequately provided for in accordance with GAAP.

         4.05.    LEGALITY OF WHITNEY SECURITIES

         All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         4.06.    SEC REPORTS

         Whitney has previously delivered to Holding an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 2000, 2001 and 2002; (b) quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and (c) proxy statements for the years 2001, 2002 and 2003; as of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act.

         4.07.    ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since the date of Whitney's quarterly report on Form 10-Q for the quarter ended September 30, 2003, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         4.08.    LEGAL MATTERS

         (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

         (b) To Whitney's knowledge, there are no material uncured violations of federal banking laws (and as of the date of this Agreement, there are no pending or threatened claims of such violations) or violations with respect to which material refunds or restitution may be required, cited in any

                              Appendix A--Page 21
compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

         (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any member of Whitney's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

         4.09.    COMMUNITY REINVESTMENT ACT

         WNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         4.10.    ACCURACY OF STATEMENTS

         No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         SECTION 5. COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE DATE

         The parties further covenant and agree as follows:

         5.01.    INVESTIGATIONS; PLANNING

         Each member of Holding's consolidated group shall continue to provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB (and, if applicable, the Bank) after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, Whitney and WNB shall, except to any extent necessary to assert any rights under this Agreement or the Bank Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or nonpublic documents, work papers and other materials obtained from Holding's consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney or WNB. Whitney and WNB shall continue to provide Holding's executive officers with access to Whitney's and WNB's respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.

                              Appendix A--Page 22

         5.02.    COOPERATION AND COMMERCIALLY REASONABLE EFFORTS

         Each of the parties hereto will cooperate with the other parties and use all commercially reasonable efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date subject to the proviso contained in Section 1.02 hereof. Holding and the Bank shall provide Whitney and WNB full and complete access to all their third party vendors and shall consult Whitney and WNB prior to negotiating new third party vendor agreements or amendments to or modifications of existing third party agreements.

         5.03. INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT

         Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Holding (the "Proxy Statement") which complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

         5.04.    APPROVAL OF BANK MERGER AGREEMENT

         Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

         5.05.    PRESS RELEASES

         Whitney and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law in the reasonable judgment of the disclosing party and, if practical, prior notice of such release is provided to the other parties.

         5.06.    PRESERVATION OF BUSINESS

         Each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

         5.07.    CONDUCT OF BUSINESS IN THE ORDINARY COURSE

         Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

         (a) except for the declaration and payment of a regular dividend of $.10 per share during 2004, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly

                              Appendix A--Page 23
or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock; other than in connection with (i) the issuance of shares of Holding Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement to purchase Holding Common Stock, (ii) the surrender of Stock Options prior to the Effective Time in exchange for a cash payment in accordance with subsection 6.02(h) of this Agreement or (iii) the grant of 400 shares of Holding Common Stock to each nonemployee director of Holding as part of an annual retainer, which shares were issued by Holding on January 2, 2004, subject to shareholder approval;

         (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

         (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices (except as to the satisfaction of the Stock Option Plans as provided for in subsection 6.02(h) hereof);

         (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in clauses (i) through (iv) of subsection 3.09(a) hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

         (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices;

         (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

         (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

         (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

         (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in noninvestment grade securities or which are inconsistent with past

                              Appendix A--Page 24
investment practices (except as necessary to divest itself at no less than par of any and all holdings of F.N.B. Corporation in accordance with subsection 6.02(i) hereof);

         (k) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement;

         (l) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

         (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed any member of Holding's consolidated group's applicable regulatory lending limits;

         (n) take or cause to be taken any action that would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code; or

         (o)      agree or commit to do any of the foregoing.

         5.08.    ADDITIONAL INFORMATION.

         Holding will provide Whitney with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of Holding's consolidated group, or any material action taken or proposed to be taken by any regulatory agency. Holding will provide Whitney and Whitney will provide Holding with (a) prompt written notice of any material breach by any member of such party's consolidated group of any of its warranties, representations or covenants in this Agreement, (b) as soon as they become available, as to Holding and the Bank, true and complete copies of any financial statements, reports and other documents of the type referred to in
Section 3.04, and quarterly unaudited consolidated balance sheets of Holding and its subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the periods then ended, with respect to Holding and its subsidiaries; and, as to Whitney, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to Whitney and its subsidiaries, (c) promptly upon its dissemination, any report disseminated to their respective shareholders. Holding shall make available for inspection by Whitney at the Bank's executive offices true and complete copies of any examination reports issued by any bank regulatory authority or any bank holding company regulatory authority.

         5.09.    HOLDING SHAREHOLDER APPROVAL

         Holding's Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Holding, as the sole shareholder of the Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement. The foregoing obligations of Holding and its Board of Directors specified in this Section 5.09 are subject to the proviso in the last sentence of Section 5.12.

         5.10.    RESTRICTED WHITNEY COMMON STOCK

         (a) Holding shall obtain and deliver to Whitney, no later than 20 days after the execution of this Agreement, a written agreement in the form attached as Exhibit 5.10(a) hereto from each person who

                              Appendix A--Page 25
is a director or executive officer of Holding who will receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) has not disposed of any Holding Common Stock, (ii) will not dispose of any Holding Common Stock, (iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby tax-free reorganization treatment, and (iv) in the case of directors and executive officers, will (a) agree to vote in favor of this Agreement and the Company Merger all shares registered in their name individually or as to which they otherwise have sole voting power and (b) to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Company Merger (the "Director's and Officer's Commitment").

         (b) Holding shall use all commercially reasonable efforts to obtain and deliver to Whitney, a written agreement in the form attached as
Exhibit 5.10(b) hereto from each person who is not a director or executive officer of Holding or the Bank and who is a 5% or greater beneficial owner of securities of Holding who will receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) has not disposed of any Holding Common Stock, (ii) will not dispose of any Holding Common Stock, and
(iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from receiving tax-free reorganization treatment (the "Shareholder's Commitment").

         5.11.    LOAN POLICY

         From the date hereof through the Effective Time, neither Holding nor the Bank will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Whitney, provided that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio. Concurrent with the execution of this Agreement, Holding shall provide Whitney a calendar of any board or committee meetings of the Bank at which the board or any committee will vote on proposed new or renewal loans or investments. Holding and the Bank will allow a representative of WNB to be present at all such meetings for informational purposes only and such WNB representative shall not take part in discussions or voting on any matters presented at such meetings.

         5.12.    NO SOLICITATIONS

         Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Holding in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Holding's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in subsection 7.01(e)) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Holding of the Company Merger or make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Holding and Whitney); and each member of Holding's consolidated group shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney

                              Appendix A--Page 26
immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Holding or the Bank from taking any action that the Board of Directors of Holding or the Bank, as the case may be, determines, in good faith after consultation with and receipt of a written opinion of counsel, is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders.

         5.13.    OPERATING FUNCTIONS

         Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

         5.14.    WHITNEY REGISTRATION STATEMENT

         (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock which will be issued to the holders of Holding Common Stock pursuant to the Company Merger; provided, however, that Whitney shall not be required to file the Registration Statement until Whitney determines that any offerings of Whitney Common Stock being made by Whitney pursuant to Section 4(2) of the Securities Act (as disclosed to Holding in Schedule 5.14(a)) are either completed or terminated. Subject to the foregoing proviso, Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax rules. Holding and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

         (b) Whitney will indemnify and hold harmless each member of Holding's consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with

                              Appendix A--Page 27
information furnished to Whitney by or on behalf of any member of Holding's consolidated group or any officer, director or affiliate of any such member for use therein.

         (c) Promptly after receipt by an indemnified party under subparagraph (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

         (d) The provisions of subsection 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

         5.15.    APPLICATION TO REGULATORY AUTHORITIES

         Whitney shall prepare and file, within sixty (60) days from the date this Agreement is signed, all regulatory applications and filings that are required to be made with respect to the Mergers, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02; provided, however, that if Whitney is unable to prepare and file such applications and filings within the time period specified herein due to the failure of either Holding or the Bank to timely provide Whitney any information necessary to complete such applications and filings, or for any other reason outside of Whitney's control, then Whitney's failure to comply with the provisions of this
Section 5.15 shall not be deemed a breach of the Agreement. Whitney shall provide Holding copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency.

         5.16.    REVENUE RULING

         Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

         5.17.    BOND FOR LOST CERTIFICATES

         Upon receipt of notice from any of its shareholders that a certificate representing Holding Common Stock has been lost or destroyed, and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

                              Appendix A--Page 28

         5.18.    WITHHOLDING

         Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

         5.19.    DISSENTERS.

         Holding shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Holding with respect to the assertion or perfection of dissenters' rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to dissenters' rights, should Whitney desire to do so.

         5.20.    NASDAQ STOCK MARKET

         Whitney shall cause the shares of Whitney Common Stock to be issued in the Company Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation in the Nasdaq Stock Market National Market System prior to or at the Effective Time.

         5.21.    CONTINUING INDEMNITY; INSURANCE

         Whitney covenants and agrees that:

         (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Holding's Articles of Incorporation and Bylaws and in the Articles of Incorporation and Bylaws of the Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.

         (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Holding and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in

                              Appendix A--Page 29
respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

         (c) Holding shall cause the persons serving as officers or directors of Holding or the Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Holding and the Bank with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that the aggregate premium to be paid by Holding and the Bank for such insurance shall not exceed 150% of the most current annual premium paid by Holding and the Bank for its directors and officers liability insurance, without Whitney's prior approval.

         (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.21.

         (e) The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         5.22.    EMPLOYEES AND CERTAIN OTHER MATTERS

         All employees of Holding and the Bank shall become or remain employees of the Bank upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Whitney, the Bank and WNB reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels (including without limitation benefits under WNB's Severance Pay Policy as detailed in WNB Human Resource Policies and Procedures No. 4.03) except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Whitney's Compensation Committee and (ii) all such employees shall be given full credit for all prior service as employees of Holding or the Bank provided, however, that all such employees shall be treated as newly hired WNB employees (i.e., prior service credit with Holding and the Bank shall not be considered in determining future benefits under Whitney's or WNB's defined benefit pension plan and post-retirement medical plan) for all purposes of Whitney's or WNB's defined benefit pension plan and post-retirement medical plan.

         5.23.    UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144
                  TRANSACTIONS

         Whitney covenants to use its best efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Holding and the Bank of the shares of Whitney Common Stock received by them in the Company Merger. In the event of any proposed sale of such Whitney Common Stock by any such former shareholder of Holding Common Stock who receives shares of Whitney Common Stock by reason of the Company Merger, Whitney covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Whitney's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Whitney agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Whitney has filed all reports required to be filed by it

                              Appendix A--Page 30
under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.23, Whitney shall not be required to maintain the registration of the Whitney Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

         5.24.    WHITNEY CONDUCT OF BUSINESS

         From the date hereof through the Closing, without the prior written consent of the chief executive officer of Holding or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code.

         5.25.    STOCK OPTIONS

         If and to the extent any Stock Option remains outstanding at the Effective Time, each such option shall cease to represent a right to acquire shares of Holding Common Stock and shall be converted automatically into an option to purchase shares of Whitney Common Stock. Whitney shall assume each such Stock Option in accordance with the applicable terms of the Stock Option Plans and the individual agreement by which it is evidenced, except that from and after the Effective Time, (i) Whitney and its Board of Directors or a duly authorized committee thereof shall be substituted for Holding and the Bank and Holding's Board of Directors or duly authorized committee thereof administering such Stock Option Plans, (ii) the number of shares of Whitney Common Stock subject to each such Stock Option shall be determined by multiplying the ratio of the Price Per Share over the Average Market Price (the "Option Exchange Ratio") by the number of shares of Holding Common Stock subject to such option immediately prior to the Effective Time, provided that any fractional share shall be rounded down to the nearest whole integer, and (iii) the per share exercise price of each such Stock Option shall be adjusted by dividing the per share exercise price of such option immediately prior to the Effective Time by the Option Exchange Ratio, provided that such per share exercise price shall be rounded up to the nearest cent. Notwithstanding the foregoing, each Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal thereof.

         SECTION 6. CONDITIONS OF CLOSING

         6.01.    CONDITIONS OF ALL PARTIES

         The obligations of each of the parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

         (a) Shareholder Approval. This Agreement and the Company Merger shall have been duly approved by the shareholders of Holding.

         (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

         (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Bank Merger Agreement or to obtain damages or other relief in connection with the

                              Appendix A--Page 31
execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

         (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by the this Agreement and the Bank Merger Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney, subject to the proviso contained in Section 1.02.

         (e) Tax Opinion. Whitney and Holding shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to Whitney and Holding (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that, (i) the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Whitney and Holding will be a party to a reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by holders of Holding Common Stock who exchange all of their Holding Common Stock solely for Whitney Common Stock pursuant to the Company Merger (except with respect to any cash received in lieu of a fractional share interest in Whitney Common Stock), (iv) the tax basis of the Whitney Common Stock received (including fractional shares deemed received and redeemed) by holders of Holding Common Stock who exchange all of their Holding Common Stock solely for Whitney Common Stock in the Company Merger will be the same as the tax basis of the Holding Common Stock surrendered in exchange for the Whitney Common Stock (reduced by an amount allocable to a fractional share interest in Whitney Common Stock deemed received and redeemed), and (v) the holding period of the Whitney Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange all of their Holding Common Stock solely for Whitney Common Stock in the Company Merger will be the same as the holding period of the Holding Common Stock surrendered in exchange therefor, provided that such Holding Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Holding and Whitney reasonably satisfactory in form and substance to such counsel.

         6.02.    ADDITIONAL CONDITIONS OF WHITNEY

         The obligations of Whitney to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

         (a) Representations, Warranties and Covenants. The representations and warranties of Holding and the Bank contained in this Agreement shall be true and correct, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Holding and the Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and the Bank shall have delivered to Whitney and WNB its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer (or their functional equivalents) to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                              Appendix A--Page 32

         (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations, or business of Holding's consolidated group; provided, however, that (i) the incurrence by Holding of reasonable expenses in connection with the Mergers (including fees and expenses of attorneys, accountants or other consultants not to exceed $200,000 in the aggregate and the payment to Hovde of its fees in accordance with the Hovde Agreement (the "Permitted Expenses")) and (ii) the occurrence of an event specifically permitted under Section 5.07 are expressly deemed not to constitute such a material adverse change.

         (c) Accountants' Letters. Whitney shall have received "comfort" letters from Hacker, Johnson & Smith PA dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

         (d) Opinion of Counsel. Whitney and WNB shall have received from Igler & Dougherty, P.A., special counsel to Holding, an opinion, dated as of the Closing Date, customary in scope and in form and substance substantially as set forth on Exhibit 6.02(d). In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of the members of Holding's consolidated group and governmental officials.

         (e) Employment Agreement Termination and Business Protection Agreements. Whitney shall have received from Robert B. McGivney and David P. Paetzold signed employment agreement termination and business protection agreements, in form and substance reasonably satisfactory to Whitney, Robert B. McGivney and David P. Paetzold, and Whitney shall have received signed agreements in form and substance satisfactory to Whitney from Robert B. McGivney and David P. Paetzold agreeing to the termination of all employment related agreements listed on Schedule 3.13(a)(ii) of the Schedule of Exceptions to which such person is a party, acknowledging receipt of any and all payments due under such agreements and releasing Holding, the Bank, Whitney and WNB from any and all obligations thereunder.

         (f) Director's and Officer's Commitment. Whitney shall have received a Director's and Officer's Commitment in the form specified on Exhibit 5.10(a) hereto (as contemplated by and within the timeframe specified in subsection 5.10(a)) from each person who serves as an executive officer or director of Holding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Director's and Officer's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney, compliance with Rule 145 under the Securities Act.

         (g) Shareholder's Commitment. Whitney shall have received a Shareholder's Commitment in the form specified on Exhibit 5.10(b) hereto (as contemplated by subsection 5.10(b)) from each person (other than director and executive officer) who owns 5% or more of Holding Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney, compliance with Rule 145 under the Securities Act.

                              Appendix A--Page 33

         (h) Termination of Stock Options. (i) All outstanding Stock Options shall have either been exercised with the payment to Holding of the cash exercise price therefor in accordance with their terms or terminated by Holding with the written agreement of the holders thereof in exchange for a cash payment by Holding for each option share not in excess of $29.89 per share less the exercise price per share therefor; (ii) Holding's Board of Directors and shareholders shall have taken all action necessary to terminate the Stock Option Plans effective immediately prior to the Effective Time, (iii) if Holding desires to modify the vesting period for any unvested Stock Options under the Directors Stock Plan, Holding's Board of Directors and shareholders shall have taken all action necessary to cause such unvested Stock Options to be fully vested and immediately exercisable prior to the Effective Time; (iv) Whitney shall have received from each individual entitled to benefits under the Stock Option Plans a signed letter, in form and substance satisfactory to Whitney, agreeing to and acknowledging the termination of the Stock Option Plans and the satisfaction of any benefits due to such individual thereunder and (v) and the grant of 400 shares of Holding Common Stock to each nonemployee director of Holding as described in subsection 5.07(a) either shall have been approved by the shareholders of Holding or shall have been rescinded with an equivalent (as of the date of grant) cash payment made in lieu thereof.

         (i) Salary Continuation Agreement. Whitney and Robert B. McGivney shall have come to a mutually satisfactory arrangement to terminate the Salary Continuation Agreement listed on Schedule 3.13 (a)(ii) of the Schedule of Exceptions and to settle the liability due to Robert B. McGivney thereunder.

         (j) Divestiture of Subordinated Notes. Holding shall have divested itself at no less than par of any and all holdings of F.N.B. Corporation subordinated notes and Whitney shall have received from Holding evidence of such divestiture in form and substance acceptable to Whitney.

         (k) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding's consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Mergers.

         (l) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be more than $51.67 or less than $31.67. Notwithstanding the foregoing sentence, in the event that Whitney enters into an agreement prior to the Closing to be acquired by any entity and the Average Market Price is more than $51.67, then the Average Market Price shall be fixed at $51.67. In the event Whitney enters into an Agreement prior to the Closing to be acquired by an entity and the Average Market Price is less than $41.67, then the Average Market Price shall be fixed at $41.67.

         6.03.    ADDITIONAL CONDITIONS OF HOLDING

         The obligations of Holding to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

         (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and WNB contained in this Agreement shall be true and correct, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the

                              Appendix A--Page 34

Closing. In addition, each of Whitney and WNB shall have delivered to Holding and the Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

         (b) Opinion of Counsel. Holding and the Bank shall have received from Phelps Dunbar, L.L.P., counsel for Whitney and WNB, an opinion, dated as of the Closing Date, customary in scope and in form and substance substantially as set forth on Exhibit 6.03(b). In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials and as to matters of law other than Louisiana or federal law on the opinions of foreign counsel retained by them or Whitney.

         (c) Fairness Opinion. Holding shall have received letters from Hovde dated the date of the Proxy Statement and dated the date of the meeting of the shareholders of Holding, in each case in form and substance satisfactory to Holding, confirming such financial advisor's prior opinion to the Board of Directors of Holding to the effect that the consideration to be paid in the Company Merger is fair to its shareholders from a financial point of view.

         (d) No Material Adverse Change. There shall not have occurred any material adverse change from the date of Whitney's Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

         (e) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be more than $51.67 or less than $31.67.

         6.04.    WAIVER OF CONDITIONS

         Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of
Section 6.01 hereof and the condition specified in subparagraph (c) of Section
6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.02 hereof.

         SECTION 7. TERMINATION

         7.01.    TERMINATION

         This Agreement and the Bank Merger Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding as follows:

         (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Holding.

         (b) Breach. By the Board of Directors of either Whitney or Holding in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

                              Appendix A--Page 35

         (c) Abandonment. By the Board of Directors of either Whitney or Holding if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by October 15, 2004, or (ii) any such condition cannot be met by October 15, 2004 and has not been waived by each party in whose favor such condition inures, or (iii) if the Company Merger has not been consummated by October 15, 2004, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

         (d) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of the Holding's shareholders called for the purpose of voting thereon.

         (e) Holding Recommendation. By Whitney if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Company Merger or shall have resolved to do any of the foregoing or; (B) either (x) shall have recommended to the shareholders of Holding (or in the case of (iii) affirmatively approved) any of the following (being referred to herein as an "Acquisition Transaction"): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

         (f) Acquisition Transaction. By Holding in the event Holding receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding's shareholders than the transactions contemplated by this Agreement.

         (g) Dissenting Shareholders. By Whitney, if the holders of more than 7.5% in the aggregate of the outstanding Holding Common Stock shall have voted such shares against this Agreement or the Company Merger at any meeting called for the purpose of voting thereon and shall have exercised their dissenters' rights in accordance with Sections 1301-1320 of the FBCA.

         7.02.    EFFECT OF TERMINATION

         Upon termination of this Agreement pursuant to this Section 7, the Bank Merger Agreement shall also terminate and there shall be no liability by reason of this Agreement or the Bank Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority; (ii) a termination pursuant to subsection 7.01(e) or subsection 7.01(f) causing payment to be made under Section 7.03; or (iii) a breach of any of the following provisions: the second to last sentence of Section 5.01, subsections 5.14(b) and (c). Each party hereby agrees that its sole right and remedy with respect to any nonwillful breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for a willful breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority.

                              Appendix A--Page 36

         7.03.    TERMINATION PAYMENT

         If this Agreement is terminated by Whitney or Holding pursuant to subsection 7.01(e) or subsection 7.01(f), then Holding (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $3,300,000.00 payable in same day funds.

         SECTION 8. MISCELLANEOUS

         8.01.    NOTICES

         Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Bank Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

         If to Whitney or WNB:
                  Mr. William L. Marks
                  Chairman of the Board & CEO
                  Whitney Holding Corporation
                  228 St. Charles Avenue
                  New Orleans, Louisiana 70130

         With copies to:
                  Joseph S. Schwertz, Jr., Esq.
                  Whitney National Bank
                  Legal Department
                  228 St. Charles Avenue, Suite 626
                  New Orleans, Louisiana 70130

         If to Holding or the Bank:
                  Robert B. McGivney
                  President and Chief Executive Officer
                  Madison BancShares, Inc.
                  2122 Palm Harbor Boulevard, Unit A
                  Palm Harbor, FL 34683

         With copies to:
                  A. George Igler, Esq.
                  Igler & Dougherty, P.A.
                  Corporate Counsel
                  1501 E. Park Avenue
                  Tallahassee, FL 32301

                              Appendix A--Page 37

         8.02.    WAIVER

         The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         8.03.    EXPENSES

         Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

         8.04.    HEADINGS

         The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

         8.05.    ANNEXES, EXHIBITS AND SCHEDULES

         The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

         8.06.    INTEGRATED AGREEMENT

         This Agreement, the Bank Merger Agreement, the confidentiality agreements between Whitney and Holding dated December 9, 2003, March 10, 2004 and March 19, 2004, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

         8.07.    CHOICE OF LAW

         The validity of this Agreement and the Bank Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State. Matters concerning the effectiveness and validity of the Company Merger under Florida law shall be governed by and construed in accordance with the FBCA. The parties hereto mutually consent and submit to the personal jurisdiction of the state and federal courts located in the State of Florida and agree that any action, suit or proceeding concerning or related to this Agreement must be brought exclusively in the federal courts located in Hillsborough County, Florida to the extent federal courts will accept jurisdiction over such matters, or exclusively in the Florida state courts located in Hillsborough County in the event federal courts do not accept jurisdiction over the subject matter. The parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court located in the State of Florida, any defense or objections based upon lack of personal jurisdiction, improper venue, inconvenience of forum or the like.

         8.08.    PARTIES IN INTEREST

         This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Bank Merger Agreement is

                              Appendix A--Page 38
intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Bank Merger Agreement, except as expressly provided for herein and therein.

         8.09.    AMENDMENT

         The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Bank Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

         8.10.    COUNTERPARTS

         This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         8.11.    NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

              [SIGNATURE PAGES AND EXHIBITS INTENTIONALLY OMITTED.]

                              Appendix A--Page 39

                                   APPENDIX B

                                FAIRNESS OPINION
                                       OF
                               HOVDE FINANCIAL LLC

                       [Letterhead of Hovde Financial LLC]

March 19, 2004

Board of Directors
Madison Bancshares, Inc.
2122 Palm Harbor Boulevard
Palm Harbor, Florida 34683

Dear Members of the Board:

         We understand that Whitney Holding Corporation ("Whitney"), a Louisiana corporation, and Madison Bancshares, Inc. ("Madison"), a Florida corporation, have entered into an Agreement and Plan of Merger (the "Agreement") dated March 19, 2004, pursuant to which the Board of Directors of both Whitney and Madison have determined that it is in the best interests of their respective shareholders to merge their respective holding companies in a transaction pursuant to which Madison will be merged with and into Whitney (the "Merger"). As set forth in paragraphs 2.01 (a) and 2.01 (b) of Section 2 of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) each share of Madison Common Stock issued and outstanding on the Effective Date shall be converted into and exchangeable for the right to receive $29.89 per share ("Price per share") to be comprised of either 100% of Whitney Common Stock, 100% cash, or a combination thereof whereby, in aggregate, the composition of the total consideration paid by Whitney to Madison will be comprised of 65% of shares of Whitney Common Stock and 35% cash. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger to the shareholders of Madison.

         Hovde Financial LLC ("Hovde"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Madison, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We are also familiar with Whitney, through our continued Merger negotiations and due diligence.

         We were retained by Madison to act as its financial advisor in connection with the Merger. We will receive compensation from Madison in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Madison has agreed to indemnify us for certain liabilities arising out of our engagement.

         During the course of our engagement and for the purposes of the opinion set forth herein, we have:

                               Appendix B--Page 1

Board of Directors
Madison BancShares, Inc.
March 19, 2004
Page 2 of 4

         (i)      reviewed the Agreement;

         (ii) reviewed certain historical publicly available business and financial information concerning Whitney and Madison;

         (iii) reviewed certain internal financial statements and other financial and operating data concerning Whitney and Madison;

         (iv) analyzed certain financial projections prepared by the managements of Whitney and Madison;

         (v) conducted meetings with members of the senior management of Whitney and Madison for the purpose of reviewing the future prospects of Whitney and Madison, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the Merger;

         (vi) evaluated the pro forma contribution of Madison's assets, liabilities, equity and earnings to the pro forma company;

         (vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

         (viii) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

         (ix) performed such other analyses and considered such other factors as we have deemed appropriate.

         We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Whitney and Madison and in the discussions with the Whitney and Madison management teams. In that regard, we have assumed that the financial forecasts,

                               Appendix B--Page 2

Board of Directors
Madison BancShares, Inc.
March 19, 2004
Page 3 of 4

including, without limitation, the synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Whitney and Madison and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Whitney and Madison are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Whitney or Madison. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Whitney and Madison and we were not furnished with any such evaluations or appraisals.

         We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase-of-interests under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Whitney and Madison. In rendering this opinion, we have been advised by Whitney and Madison and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Madison or the contemplated benefits of the Merger that would have a material adverse effect on Whitney or the surviving corporation. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Whitney or the surviving corporation after the Merger.

         Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

         This letter is solely for the information of the Board of Directors of Madison and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement

                               Appendix B--Page 3

Board of Directors
Madison BancShares, Inc.
March 19, 2004
Page 4 of 4

or tender offer document to be delivered to the holders of Madison Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

         Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Per Share Stock Consideration and the Per Share Cash Consideration detailed in the Agreement and payable to the shareholders of Madison by Whitney is fair for Madison's shareholders, from a financial point of view.

                                                    Sincerely,

                                                    /s/ HOVDE FINANCIAL LLC

                               Appendix B--Page 4

                                   APPENDIX C

                       FULL TEXT OF SECTIONS 1301-1333 OF
                      THE FLORIDA BUSINESS CORPORATION ACT

             FLORIDA STATUTES - TITLE XXXVI, BUSINESS ORGANIZATIONS

                                   CHAPTER 607
                                  CORPORATIONS

607.1301.  APPRAISAL RIGHTS; DEFINITIONS.

The following definitions apply to ss. 607.1302-607.1333:

(1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) "Fair value" means the value of the corporation's shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) "Shareholder" means both a record shareholder and a beneficial shareholder.

607.1302. RIGHT OF SHAREHOLDERS TO APPRAISAL.

(1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

         (a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

         (b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not

                               Appendix C--Page 1
         exchanged;

         (c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

         (e) With regard to shares issued prior to October 1, 2003, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                  1. Altering or abolishing any preemptive rights attached to any of his or her shares;

                  2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                  3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                  4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                  5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

                  6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

                  7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

         (a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

                1. Listed on the New York Stock Exchange or the American Stock
                   Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

                2. Not so listed or designated, but has at least 2,000
                   shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives,

                               Appendix C--Page 2
                   directors, and beneficial shareholders owning more than 10 percent of such shares.

         (b)    The applicability of paragraph (a) shall be determined as of:

                   1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

                   2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

                1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

                         a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

                         b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

                  2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

                         a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

                         b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more

                               Appendix C--Page 3
                         favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

                         c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

         (e) For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

         (a) Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

         (b) Was procured as a result of fraud or material misrepresentation.

607.1303. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the

                               Appendix C--Page 4
record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

         (a) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in
         s. 607.1322(2)(b)2.

         (b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. NOTICE OF APPRAISAL RIGHTS.

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

         (a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

         (b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. APPRAISAL NOTICE AND FORM.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger

                               Appendix C--Page 5
under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

         (a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

                  1. The shareholder's name and address.

                  2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

                  3. That the shareholder did not vote for the transaction.

                  4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

                  5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

         (b) State:

                  1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

                  2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

                  3. The corporation's estimate of the fair value of the shares.

                  4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

                  5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

                  6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

         (c) Be accompanied by:

                  1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any. 2.A copy of ss. 607.1301-607.1333.

607.1323. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW.

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the

                               Appendix C--Page 6
notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. SHAREHOLDER'S ACCEPTANCE OF CORPORATION'S OFFER.

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. PROCEDURE IF SHAREHOLDER IS DISSATISFIED WITH OFFER.

(1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1331. COURT COSTS AND COUNSEL FEES.

(1) The court in an appraisal proceeding commenced under 1s. 607.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

                               Appendix C--Page 7

         (b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to
s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

----------------
(1) NOTE.--Section 607.1330 does not exist. It was included in H.B. 1623 but was deleted from the bill before it was passed. House Bill 1623 became ch. 2003-283.

607.1332. DISPOSITION OF ACQUIRED SHARES.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. LIMITATION ON CORPORATE PAYMENT.

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

         (a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

         (b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

                               Appendix C--Page 8

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

      The Articles of Incorporation and By-laws of Whitney Holding Corporation ("Whitney") provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

      Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits

      The following Exhibits are filed as part of this registration statement:

Exhibit No.                Description of Exhibit
-----------             --------------------------

   2 Agreement and Plan of Merger between Whitney Holding Corporation and Whitney National Bank and Madison BancShares, Inc. and Madison Bank dated March 19, 2004 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).

   4.1 Articles of Incorporation of the Registrant, as amended (filed with the Commission as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026) and incorporated herein by reference).

   4.2 By-laws of the Registrant, as amended (filed with the Commission as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-1026) and incorporated herein by reference).

   5 Opinion of Phelps Dunbar, L.L.P. as to the legality of the securities being registered.

   8 Forms of opinion of Alston & Bird, LLP as to certain tax matters.

   23.1           Consent of PricewaterhouseCoopers LLP dated June 16, 2004.

   23.2           Consent of Hacker, Johnson & Smith PA dated June 16, 2004.

   23.3           Consent of Phelps Dunbar, L.L.P. (included in Exhibit 5).

   23.4           Consent of Alston & Bird, LLP (included in Exhibit 8).

   23.5           Consent of Hovde Financial LLC dated June 16, 2004.

   24 Powers of Attorney of directors of the Registrant (contained on page S-1 of the registration statement).

   99.1           Form of Proxy of Madison BancShares, Inc.

   99.2           Form of Election.

      (b) Financial Statement Schedules

      All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement-prospectus.

      ITEM 22. UNDERTAKINGS

      The undersigned Registrant hereby undertakes as follows:

      (1) To respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (3) That for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 16th day of June, 2004.

                                         WHITNEY HOLDING CORPORATION

                                         By: /s/ William L. Marks
                                             -------------------------------
                                             William L. Marks
                                             Chairman of the Board

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints R. King Milling and Thomas L. Callicutt, Jr., and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 16, 2004                     By: /s/ William L. Marks
                                            ------------------------------------
                                            William L. Marks
                                            Chairman of the Board, Chief
                                            Executive Officer, Director

Date: June 16, 2004                     By: /s/ R. King Milling
                                            ------------------------------------
                                            R. King Milling
                                            President, Director

Date: June 16, 2004             By: /s/ Thomas L. Callicutt, Jr.
                                    -------------------------------------------
                                    Thomas L. Callicutt, Jr.
                                    Executive Vice President and Chief
                                    Financial Officer (principal financial
                                    and accounting officer)

Date: June 16, 2004             By: /s/ Harry J. Blumenthal, Jr.
                                    -------------------------------------------
                                    Harry J. Blumenthal, Jr.
                                    Director

Date: June 16, 2004             By: /s/ Joel B. Bullard, Jr.
                                    -------------------------------------------
                                    Joel B. Bullard, Jr.
                                    Director

Date: June 16, 2004             By: /s/ James M. Cain
                                    -------------------------------------------
                                    James M. Cain
                                    Director

Date: June 16, 2004             By: /s/ Angus R. Cooper II
                                    -------------------------------------------
                                    Angus R. Cooper II
                                    Director

Date: June 16, 2004             By: /s/ Richard B. Crowell
                                    -------------------------------------------
                                    Richard B. Crowell
                                    Director

Date: June 16, 2004             By: /s/ William A. Hines
                                    -------------------------------------------
                                    William A. Hines
                                    Director

Date: June 16, 2004             By: /s/ John J. Kelly
                                    -------------------------------------------
                                    John J. Kelly
                                    Director

Date: June 16, 2004             By: /s/ E. James Kock, Jr.
                                    -------------------------------------------
                                    E. James Kock, Jr.
                                    Director

Date: June 16, 2004             By: /s/ Alfred S. Lippman
                                    -------------------------------------------
                                    Alfred S. Lippman
                                    Director

Date: June 16, 2004             By: /s/ Michael L. Lomax
                                    -------------------------------------------
                                    Michael L. Lomax
                                    Director

Date: June 16, 2004             By: /s/ Eric J. Nickelsen
                                    -------------------------------------------
                                    Eric J. Nickelsen
                                    Director

Date: June 16, 2004             By: /s/ John G. Phillips
                                    -------------------------------------------
                                    John G. Phillips
                                    Director

Date: June 16, 2004             By: /s/ Carroll W. Suggs
                                    -------------------------------------------
                                    Carroll W. Suggs
                                    Director

Date: June 16, 2004             By: /s/ Kathryn M. Sullivan
                                    -------------------------------------------
                                    Kathryn M. Sullivan
                                    Director

Date: June 16, 2004             By: /s/ Dean E. Taylor
                                    -------------------------------------------
                                    Dean E. Taylor
                                    Director

Date: ___________, 2004        By:
                                    -------------------------------------------
                                    Thomas D. Westfeldt
                                    Director

                                  EXHIBIT INDEX

EXHIBIT #:                 DESCRIPTION

   2 Agreement and Plan of Merger between Whitney Holding Corporation and Whitney National Bank and Madison BancShares, Inc. and Madison Bank dated March 19, 2004 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).

   4.1 Articles of Incorporation of the Registrant, as amended (filed with the Commission as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026) and incorporated herein by reference).

   4.2 By-laws of the Registrant, as amended (filed with the Commission as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-1026) and incorporated herein by reference).

   5 Opinion of Phelps Dunbar, L.L.P. as to the legality of the securities being registered.

   8 Forms of opinion of Alston & Bird, LLP as to certain tax matters.

   23.1           Consent of PricewaterhouseCoopers LLP dated June 16, 2004.

   23.2           Consent of Hacker, Johnson & Smith PA dated June 16, 2004.

   23.3           Consent of Phelps Dunbar, L.L.P. (included in Exhibit 5).

   23.4           Consent of Alston & Bird, LLP (included in Exhibit 8).

   23.5           Consent of Hovde Financial LLC dated June 16, 2004.

   24 Powers of Attorney of directors of the Registrant (contained on page S-1 of the registration statement).

   99.1           Form of Proxy of Madison BancShares, Inc.

   99.2           Form of Election.